Exhibit 2

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT
by and between
FHC HEALTH SYSTEMS, INC.
and
PSYCHIATRIC SOLUTIONS, INC.
Dated as of October 27, 2006

i

ii

Page
7.6 Consents, Authorizations, Etc	40
7.7 No Action or Proceeding	40
7.8 Constituent Documents	40
7.9 Resignation of Boards of Directors and Officers	40
7.10 Good Standing Certificates	40
7.11 Intentionally Omitted	40
7.12 Termination of Guarantees	40
7.13 Restrictive Covenants Agreements	41
7.14 FIRPTA	41
7.15 Joinder	41
7.16 Shared Services Agreement	41
7.17 Intentionally Omitted	41
7.18 No Material Adverse Change	41
7.19 Absence of Liens	41
7.20 Intentionally Omitted	41
7.21 Waiver of Conditions	41
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLER	42
8.1 Representations and Warranties	42
8.2 Compliance with Agreement	42
8.3 Closing Certificates	42
8.4 Secretary’s Certificate	42
8.5 Opinion of Counsel	42
8.6 Consents, Authorizations, Etc	42
8.7 No Action or Proceeding	42
8.8 Good Standing Certificate	43
8.9 Restrictive Covenants Agreements	43
8.10 Waiver of Conditions	43
ARTICLE IX INDEMNIFICATION	43
9.1 Indemnification by Seller	44
9.2 Indemnification by Purchaser	43
9.3 Claims Procedures	43
9.4 Limitations on Claims	44
9.5 Miscellaneous	44
ARTICLE X TERMINATION	45
10.1 Termination	45
10.2 Effect of Termination	45
ARTICLE XI NOTICES	46
11.1 Notices	46
ARTICLE XII MISCELLANEOUS	47
12.1 Fees and Expenses	47
12.2 Entire Agreement	47
12.3 Waiver	48
12.4 Amendment	48
12.5 Counterparts; Facsimile Signatures	48
12.6 No Third Party Beneficiary	48
12.7 GOVERNING LAW, CONSTRUCTION; WAIVER OF JURY TRIAL	48
12.8 Binding Effect	48
12.9 No Assignment	48
12.10 Headings; Gender, Etc	48
12.11 Access to Information	48
12.12 Severability; Invalid Provisions	49
12.13 Cooperation	49
12.14 Further Assurance Clause	49
12.15 Documents to be Provided to Purchaser	49

iii

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT
     THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (as amended and restated, this “Agreement” or this “Amended and Restated Stock Purchase Agreement”) is made and entered into as of October 27, 2006, by and between FHC Health Systems, Inc., a Virginia corporation (“Seller”), and Psychiatric Solutions, Inc., a Delaware corporation (“Purchaser”).
R E C I T A L S:
     WHEREAS, Seller owns 100% of the ABS Shares (as defined below);
     WHEREAS, ABS (as defined below) owns, directly or indirectly, 100% of the issued and outstanding equity securities of each of the ABS Subsidiaries (as defined below);
     WHEREAS, Seller wishes to sell the ABS Shares to Purchaser, and Purchaser wishes to purchase the ABS Shares from Seller, on the terms, subject to the conditions and for the consideration set forth in this Agreement;
     WHEREAS, the parties hereto desire to amend and restate in its entirety the Stock Purchase Agreement, dated as of May 26, 2006, entered into by and between the parties hereto; and
     WHEREAS, the parties hereto acknowledge and agree that this Agreement has continued in full force and effect (as amended hereby) since its execution on May 26, 2006, notwithstanding any purported termination by either party hereto prior to the date hereof.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following defined terms shall have the meanings indicated below and, where appropriate, shall include the singular and plural of the term defined:
     “ABS” shall mean Alternative Behavioral Services, Inc., a Virginia corporation.
     “ABS LINCS TX” shall mean ABS LINCS TX, Inc., a Kentucky corporation.
     “ABS Shares” shall have the meaning ascribed to it in Section 3.2(b).
     “ABS Subsidiaries” shall have the meaning ascribed to it in Section 3.3(a).
     “ABS Subsidiary Shares” shall have the meaning ascribed to it in Section 3.3(d).
     “Acquired Entities” shall mean ABS and the ABS Subsidiaries.
     “Acquisition Proposal” shall mean any inquiries or proposals that constitute, or are likely to result in, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or other securities (including by way of a tender offer) or similar transaction involving any of the Acquired Entities.

     “Adverse Business Effect” shall have the meaning ascribed to it in Section 6.19.
     “Affiliate” shall mean, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question and any successors or assigns of such Persons; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.
     “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a).
     “Agreement” shall mean this Amended and Restated Stock Purchase Agreement, including the exhibits and schedules attached hereto, as amended from time to time.
     “Applications” shall have the meaning ascribed to it in Section 3.24.
     “Awareness” shall have the meaning ascribed to it in Section 6.19.
     “Balance Sheet Date” shall mean December 31, 2005.
     “Books and Records” shall mean all existing accounting, business, marketing, corporate, and other files, documents, instruments, papers, books and records, including, without limitation, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, organizational documents, operating agreements, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans.
     “Break-up Fee” shall have the meaning ascribed to it in Section 10.2(d).
     “Business Associate Agreements” shall have the meaning ascribed to it in Section 3.22(c).
     “Business Day” shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Tennessee or the Commonwealth of Virginia are authorized or obligated to close under the Laws of such states.
     “Certificate of Need” shall have the meaning ascribed to it in Section 3.24.
     “Claim” shall have the meaning ascribed to it in Section 9.3.
     “Closing” shall mean the consummation of the transactions contemplated by this Agreement, as provided in Article II.
     “Closing Date” shall have the meaning ascribed to it in Section 2.3.
     “Closing Statement” shall have the meaning ascribed to it in Section 2.2.
     “COBRA” shall have the meaning ascribed to it in Section 3.12(i).
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Company” shall mean the Acquired Entities on a consolidated basis.
     “Company Financial Statements” shall have the meaning ascribed to it in Section 3.6(a).
     “Company Intellectual Property” shall have the meaning ascribed to it in Section 3.16.

     “Company Permits” shall have the meaning ascribed to it in Section 3.17.
     “Company Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, other stock-based, severance, change-in-control, disability, vacation, holiday, sick leave, fringe benefit, bonus, incentive, deferred compensation, welfare and other employee benefit plan, program, policy or other arrangement and any employment (including severance and change of control) agreement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise); whether formal or informal, oral or written; under which any employee or former employee or director (or dependent or beneficiary thereof) of any Acquired Entity has any present or future right to benefits or which has been sponsored, contributed to or maintained by Seller, any Acquired Entity or any ERISA Affiliate during the past six (6) years.
     “Confidentiality Agreement” shall mean that certain Confidentiality & Nondisclosure Agreement, dated as of February 21, 2006, between Purchaser and ABS.
     “Constituent Documents” shall mean the certificate of formation, certificate of incorporation, articles of incorporation, bylaws, articles of organization, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, minute books and such other organizational or governance documents, as amended to the relevant date, of a given entity.
     “Contract” shall mean any agreement, commitment, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, or other contract to which any of the Acquired Entities is a party or by which assets of any of the Acquired Entities are bound.
     “Controlled Group Member” shall mean any entity (whether or not incorporated) other than Seller and the Acquired Entities that, together with Seller and Acquired Entities, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.
     “Corporate Office Lease” shall mean that certain Deed of Lease, dated as of January 1, 2006, between FHC Property Holdings, Inc., a Virginia corporation, and ABS.
     “Court Order” shall mean any judgment, order, award or decree of any federal, state, local or other court or judicial or quasi-judicial tribunal and any award in any binding arbitration proceeding.
     “Covered Entities” shall have the meaning ascribed to it in Section 3.22(a).
     “Credit Facilities” shall mean, collectively, (a) the Loan and Guaranty Agreement, dated as of December 18, 2003, among Seller, certain subsidiaries of Seller, including ABS and certain of the ABS Subsidiaries, the Lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Joint Book Runner, Term Loan Collateral Agent and Term Loan Administrative Agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Joint Lead Arranger, Joint Book Runner and Syndication Agent, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Revolver Collateral Agent and Revolver Administrative Agent, and certain other agreements, instruments and documents related thereto, and (b) the Amended and Restated Third Lien Term Loan and Guaranty Agreement, dated as of June 28, 2006, among Seller, certain subsidiaries of Seller, including ABS and certain of the ABS Subsidiaries, the Lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as Lead Arranger, Book Runner and Syndication Agent, and The Bank of New York, as Administrative Agent and Collateral Agent and Letter of Credit Issuer, and certain other agreements, instruments and documents related thereto, as each may be further amended, restated, supplemented or otherwise modified from time to time and one or more replacement agreements or facilities existing at any time to refund, refinance, replace or renew (including any subsequent refinancings, replacements and renewals) amounts thereunder.

     “Damages” shall mean any and all losses, damages, claims, costs, fines, fees, Taxes, penalties, interest obligations and deficiencies (including, without limitation, reasonable attorneys’ fees and other expenses of litigation).
     “Destruction Notice” shall have the meaning ascribed to it in Section 6.12.
     “Effective Time” shall have the meaning ascribed to it in Section 2.3.
     “Election Forms” shall have the meaning ascribed to it in Section 6.13(b).
     “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence or release or threat of release into the environment of any Materials of Environmental Concern at any location, which is or has been owned, leased, operated or utilized by any of the Acquired Entities; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law by any of the Acquired Entities.
     “Environmental Laws” shall mean, as they exist on the date hereof and as of the Effective Time, all applicable United States federal, state, local and non-U.S. Laws relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, without limitation, Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., OSHA, the Clean Air Act, 42 U.S.C. § 7401 et seq., and the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean (i) any Controlled Group Member; (ii) any other company, entity, trade or business that has adopted or has ever participated in any Company Plan; and (iii) any predecessor or successor company, entity, trade or business of Seller or Acquired Entities or any entity described in (i) and (ii).
     “Excluded Assets” shall have the meaning ascribed to it in Section 2.1.
     “Excluded Liabilities” shall have the meaning ascribed to it in Section 2.1.
     “Excluded Subsidiaries” shall mean NetCare of Virginia, Inc., a Virginia corporation; RX Innovations, LLC, a Virginia limited liability company (“RX Innovations”); and WorldWide, Inc., a Virginia corporation.
     “Exemption Certificate” shall have the meaning ascribed to it in Section 3.24.
     “Federal Privacy Regulations” shall have the meaning ascribed to it in Section 3.22(a).
     “Federal Transaction Regulations” shall have the meaning ascribed to it in Section 3.22(a).
     “FTC” shall have the meaning ascribed to it in Section 7.7.
     “Funds” shall have the meaning ascribed to it in Section 4.5.

     “GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied during the periods involved.
     “Governmental Authority” shall mean any foreign, national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental (including fiscal intermediaries and carriers), judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity, or any arbitrator with authority to bind a party at law.
     “Hazardous Substances” shall mean any toxic or hazardous waste, pollutants or substances, including, without limitation, friable asbestos, polychlorinated biphenyls, petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a “hazardous substance,” “toxic substance,” “toxic pollutant” or a similarly identified substance or mixture, in or pursuant to any Environmental Law.
     “HIPAA” shall have the meaning ascribed to it in Section 3.22(a).
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” shall mean any long-term indebtedness (including the current portion thereof), any indebtedness for borrowed money, including from a bank or similar financial institution, any inter-company or related party indebtedness, and letters of credit, specifically excluding capital lease obligations.
     “Indemnifying Party” shall have the meaning ascribed to it in Section 9.3.
     “Indemnitee” shall have the meaning ascribed to it in Section 9.3.
     “Intellectual Property” shall have the meaning ascribed to it in Section 3.16.
     “IRS” shall mean the United States Internal Revenue Service.
     “JCAHO” shall have the meaning ascribed to it in Section 3.25.
     “Knowledge” shall mean (a) with respect to a natural Person, if (i) the Person is actually aware of the fact or matter; or (ii) a prudent Person could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonable investigation regarding the accuracy of the representations and warranties made herein, (b) with respect to Seller, if any of the Persons identified on Schedule 1.1 has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) above), and any such Person will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein, and (c) with respect to Purchaser, if any of the Persons identified on Schedule 1.2 has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) above), and any such Person will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein.
     “Laws” shall mean all statutes, laws, ordinances, rules, regulations and other pronouncements of any Governmental Authority having the effect of law in the United States, any state or commonwealth of the United States, or any city, county, municipality, department, commission, board, bureau, agency or instrumentality thereof.
     “Leases” shall have the meaning ascribed to it in Section 3.11(c).
     “Liability Threshold” shall have the meaning ascribed to it in Section 9.4(a).
     “Lien” shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

     “Liquidated Damages” shall mean $ 3,000,000.00.
     “Material Adverse Effect” shall mean any circumstance involving change in or effect on the Acquired Entities (a) that is, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of the Acquired Entities taken as a whole; or (b) that would reasonably be expected to prevent or materially delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement, other than changes or effects, alone or in combination, that (i) are generally applicable in the behavioral health care industry of the United States (provided that such circumstances, changes, or effects do not adversely affect the Acquired Entities, taken as a whole, in a disproportionate manner relative to the other participants in such industry), or (ii) are excluded pursuant to Section 6.19.
     “Material Contracts” shall have the meaning ascribed to it in Section 3.10.
     “Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, hazardous materials, Hazardous Substances and hazardous wastes, Medical Waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case so defined, identified, or regulated under any Environmental Law.
     “Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under MWTA and applicable state Law.
     “Medical Waste Law” shall mean the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C. § 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 U.S.C. § 1401 et seq., OSHA, the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other federal, state, regional, county, municipal, or other local Laws insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.
     “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.
     “MWTA” shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq.
     “OSHA” shall mean the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.
     “PCBs” shall have the meaning ascribed to it in Section 3.18(f).
     “Permits” shall mean all licenses, permits, franchises, rights, registrations, approvals, authorizations, consents, certifications, waivers, exemptions, clearances, releases, variances or orders of, or filings with, or otherwise issued by, any Governmental Authority.
     “Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable as of the Closing Date, (ii) landlords’, carriers, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business consistent with past practice, none of which is overdue, (iii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (iv) such minor defects, irregularities, encumbrances, easements, rights-of-way, restrictions, encroachments and other similar encumbrances incurred in the ordinary course of business consistent with past practice and which, individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of any Acquired Entity’s business on such property and which do not materially interfere with or impair the present use and operation of such property subject thereto, (v) any Lien approved in writing by Purchaser, and (vi) any other Lien incurred or arising in the ordinary course of business consistent with past practice and which, individually or in the aggregate, is not substantial in amount, and which does not materially interfere with the ordinary conduct of any Acquired Entity’s business.
     “Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court, trust, Governmental Authority or other entity or authority.
     “Pre-Closing Period” shall have the meaning ascribed to it in Section 6.7(a)(i).
     “Pre-Closing Period Tax Returns” shall have the meaning ascribed to it in Section 6.7(a)(i).
     “Programs” shall have the meaning ascribed to it in Section 3.25.
     “Provider Agreements” shall have the meaning ascribed to it in Section 3.25.
     “Provider Numbers” shall have the meaning ascribed to it in Section 3.25.
     “Purchase Price” shall have the meaning ascribed to it in Section 2.2.
     “Purchaser” shall mean Psychiatric Solutions, Inc., a Delaware corporation.
     “Purchaser Indemnitee” shall have the meaning ascribed to it in Section 9.1.
     “Purchaser Material Breach” shall have the meaning ascribed to it in Section 10.1(e).
     “PWC” shall have the meaning ascribed to it in Section 6.28.
     “Qualifacts Agreement” shall mean that certain Qualifacts Application Services Agreement, dated October 8, 2004, between Qualifacts Systems, Inc., a Delaware corporation, and ABS.
     “Real Property” shall have the meaning ascribed to it in Section 3.11(b).
     “Restrictive Covenants Agreements” shall have the meaning ascribed to it in Section 5.14.
     “SAS 100 Review” shall have the meaning ascribed to it in Section 6.28.
     “Section 338 Election” shall have the meaning ascribed to it in Section 6.13(a).
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Seller” shall mean FHC Health Systems, Inc., a Virginia corporation.
     “Seller Indemnitee” shall have the meaning ascribed to it in Section 9.2.
     “Seller Material Breach” shall have the meaning ascribed to it in Section 10.1(c).
     “Shared Services Agreement” shall mean that certain Shared Services Agreement, dated as of January 1, 2006, between ValueOptions, Inc., a Virginia corporation, and ABS.
     “Straddle Period” shall have the meaning ascribed to it in Section 6.7(a)(ii).

     “Straddle Period Tax Returns” shall have the meaning ascribed to it in Section 6.7(a)(ii).
     “Tax” or “Taxes” shall mean (a) any and all taxes and other governmental charges of the same or of a similar nature (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties (or other governmental charges of the same or of a similar nature), additions to tax or additional amounts with respect thereto, imposed by any Governmental Authority or other applicable jurisdiction, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
     “Tax Indemnification Agreement” shall have the meaning ascribed to it in Section 3.14(e).
     “Tax Proceeding” shall have the meaning ascribed to it in Section 6.7(c)(i).
     “Tax Return” shall mean any return, declaration, report, statement, information statement and other document (including any related or supporting information) with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
     “Termination Expenses” shall have the meaning ascribed to it in Section 10.2(c).
     “Transfer Taxes” shall have the meaning ascribed to it in Section 6.7(b).
     “WARN Act” shall mean the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101-2109.
ARTICLE II
PURCHASE AND SALE; CLOSING
     2.1 Sale of the ABS Shares. On and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, free and clear of all Liens, the ABS Shares, and Purchaser shall purchase from Seller, the ABS Shares. Notwithstanding anything express or implied to the contrary contained in this Section 2.1 or elsewhere herein, the assets (the “Excluded Assets”) and liabilities (the “Excluded Liabilities”) of the Acquired Entities set forth on Schedule 2.1 are excluded from the assets and liabilities of the Acquired Entities being acquired by or transferred to Purchaser at Closing through Purchaser’s acquisition of the ABS Shares. With the exception of the Excluded Assets and the Excluded Liabilities, and without limiting any of the representations, warranties, covenants and other provisions of this Agreement, the Acquired Entities shall retain all of the assets and liabilities of the Acquired Entities, including, without limitation, their respective trade payables, operational liabilities, guarantees, accrued expenses, contingent liabilities and other obligations. On or before the Closing Date, Seller shall cause the Excluded Assets to be transferred to Seller or another Person designated by Seller by means of dividend or otherwise, and Seller shall either pay the Excluded Liabilities, obtain the release of the Acquired Entities from any obligation with respect to the Excluded Liabilities, execute and deliver an assumption agreement evidencing its assumption of the Excluded Liabilities, or indemnify and hold harmless the Purchaser Indemnitees from and after the Effective Time from and against any Damages incurred or suffered by such Purchaser Indemnitee as a result of or arising from the Excluded Liabilities (subject to the limitations and other provisions set forth in Article IX, provided that Seller’s liability for Claims for such indemnification shall not be subject to any Liability Threshold or liability cap set forth in Section 9.4(a)).

     2.2 Consideration. Subject to the terms and conditions hereof, in reliance upon the representations, warranties, covenants and agreements of Seller herein set forth and as consideration for the sale and purchase of the ABS Shares as herein contemplated, Purchaser shall pay to Seller a purchase price (the “Purchase Price”) equal to TWO HUNDRED TEN MILLION AND 00/100 DOLLARS ($210,000,000.00) in the manner and at the time as set forth in this Section 2.2 and Section 2.3. At the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the Purchase Price less those obligations of ABS to be identified on Schedule 2.2 to be delivered no later than three (3) days prior to Closing (which Purchaser shall pay directly to, or deposit with, the payee thereof identified on such Schedule 2.2), as such amounts and/or payees may be supplemented or amended by a “Closing Statement” signed by Purchaser and Seller and delivered to one another at Closing. The Closing Statement, if there shall be one, shall not modify, limit or expand the scope or content of any representation, warranty or covenant herein, but shall provide only for the expedient delivery of amounts to Seller and/or other Persons, as Purchaser and Seller may agree.
     2.3 Closing. The Closing will take place at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee, or such other place, or in such other manner, as shall be mutually agreed to by the parties hereto on the later to occur of (a) December 1, 2006 and (b) the second Business Day following the satisfaction (or due waiver) of the conditions set forth in Articles VII and VIII other than those conditions which by their nature are to be satisfied at the Closing). Purchaser and Seller will use their respective best efforts to cause the Closing to occur on December 1, 2006, it being understood and agreed by Purchaser and Seller that time is of the essence. The date on which the Closing takes place is referred to herein as the “Closing Date”. The Closing shall be deemed to occur at 12:00:01 a.m., Eastern Time, on the Closing Date, or such other time as shall be mutually agreed upon in writing by the parties hereto (the “Effective Time”).
     2.4 Deliveries of Seller at Closing. At Closing, and unless otherwise waived in writing by Purchaser, Seller shall deliver to Purchaser the following:
          (a) one or more certificates evidencing all the ABS Shares, in each case duly endorsed in blank or accompanied by duly executed stock powers in blank with signatures guaranteed by a bank or trust company as reasonably requested by Purchaser;
          (b) the certificates and documents required to be delivered by Seller pursuant to Article VII; and
          (c) such other instruments and documents as Purchaser reasonably deems necessary to effect the transactions contemplated hereby.
     2.5 Deliveries of Purchaser at Closing. At Closing and unless otherwise waived in writing by Seller, Purchaser shall deliver to Seller the following:
          (a) the Purchase Price at the Closing pursuant to Section 2.2, and Purchaser shall deliver funds to the other payees as contemplated by Schedule 2.2 and/or the Closing Statement;
          (b) the certificates and documents required to be delivered by Purchaser pursuant to Article VIII; and
          (c) such other instruments and documents as Seller reasonably deems necessary to effect the transactions contemplated hereby.
     2.6 Additional Acts. From time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Purchaser may reasonably request, to convey and transfer more effectively full right, title and interest to, to vest in, and to place Purchaser in legal and actual possession of any and all of the ABS Shares, as contemplated by and in accordance with the terms of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as follows:
     3.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Seller is duly qualified or licensed to transact business and is in good standing in all jurisdictions in which such qualification or licensure is required pursuant to the Laws of such jurisdictions.
     3.2 Organization and Capitalization of ABS.
          (a) ABS (i) is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, (ii) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (iii) is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 3.2(a) and is not required to be so qualified by the requirement of any Laws in any other jurisdiction based on the nature of its operations or the ownership of its assets, except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
          (b) The authorized capital stock of ABS consists of 5,000 shares of common stock, $1.00 par value per share, of which 1,000 shares (the “ABS Shares”) are issued and outstanding. The ABS Shares have been duly authorized and validly issued and are fully paid and non-assessable.
          (c) (i) Seller has good and marketable title to, and owns, the ABS Shares, beneficially and of record, (ii) the ABS Shares are free and clear of all Liens of any nature whatsoever, except for Liens granted pursuant to the Credit Facilities, (iii) Seller has full voting power over the ABS Shares, subject to no proxy, stockholders’ agreement, voting trust or other agreement relating to the voting of any of the ABS Shares, except for restrictions under the Credit Facilities, and (iv) other than this Agreement and the Credit Facilities, there is no agreement between Seller and any other Person with respect to the disposition of the ABS Shares or otherwise relating to the ABS Shares.
          (d) (i) No Person has any preemptive right to purchase any stock or other securities of ABS, (ii) there are no outstanding securities or other instruments of ABS that are convertible into or exchangeable for any shares of its capital stock, (iii) other than the ABS Shares, there are no outstanding securities or other instruments of ABS giving the owner or holder thereof the right to vote on any matters on which ABS’s stockholders may vote, other than as set forth in the Credit Facilities, (iv) other than the Credit Facilities, there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of ABS, and (v) other than the Credit Facilities, there is no existing option, warrant, right, call or commitment of any character granted or issued by ABS governing the issuance of shares of its capital stock.
     3.3 Organization and Capitalization of the ABS Subsidiaries.
          (a) Schedule 3.3(a) contains a true, complete and correct list of all subsidiaries, direct or indirect, of ABS other than the Excluded Subsidiaries (the “ABS Subsidiaries”). Except for the ABS Subsidiaries and the Excluded Subsidiaries, ABS does not directly or indirectly own, of record or beneficially, or have the right to acquire, any outstanding equity interests in any other Person.

          (b) Each ABS Subsidiary (i) is a corporation or limited liability company, as the case may be, duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, as identified on Schedule 3.3(b), (ii) has the corporate or limited liability company power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (iii) is duly qualified to transact business as a foreign corporation or limited liability company and is in good standing in each of the jurisdictions listed in Schedule 3.3(b) and is not required to be so qualified by the requirement of any Laws in any other jurisdiction based on the nature of its operations or the ownership of its assets, except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
          (c) Schedule 3.3(c) sets forth the authorized equity securities of each ABS Subsidiary and indicates the number of issued and outstanding equity securities of such ABS Subsidiary. The shares of capital stock of each ABS Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and non-assessable.
          (d) (i) ABS has good and marketable title to, and owns, directly or indirectly, all of the outstanding shares of capital stock or other outstanding equity securities of each ABS Subsidiary (the “ABS Subsidiary Shares”), beneficially and of record; (ii) the ABS Subsidiary Shares are free and clear of all Liens of any nature whatsoever, except for Liens granted pursuant to the Credit Facilities; (iii) ABS has full voting power over the ABS Subsidiary Shares, subject to no proxy, stockholders’ agreement, voting trust or other agreement relating to the voting of any of the ABS Subsidiary Shares, except restrictions under the Credit Facilities; and (iv) other than this Agreement and the Credit Facilities, there is no agreement between Seller and any other Person with respect to the disposition of the ABS Subsidiary Shares or otherwise relating to the ABS Subsidiary Shares.
          (e) (i) No Person has any preemptive right to purchase any stock, equity interests or other securities of any ABS Subsidiary, (ii) there are no outstanding securities or other instruments of any ABS Subsidiary that are convertible into or exchangeable for any shares of its capital stock or any other equity securities, (iii) other than the ABS Subsidiary Shares, there are no outstanding securities or other instruments of any of the ABS Subsidiaries giving the owner or holder thereof the right to vote on any matters on which ABS Subsidiary equityholders may vote, other than as set forth in the Credit Facilities, (iv) other than the Credit Facilities, there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of any ABS Subsidiary, and (v) other than the Credit Facilities, there is no existing option, warrant, right, call or commitment of any character granted or issued by any ABS Subsidiary governing the issuance of shares of its capital stock or other securities or instruments.
     3.4 Authorization.
          (a) The execution, delivery and performance by Seller of this Agreement and the other agreements to be entered into by it pursuant to the terms of this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby, are within Seller’s corporate powers, are not in contravention of the terms of Seller’s Constituent Documents, and have been duly authorized and approved by Seller’s board of directors and, if required by Law or Seller’s Constituent Documents, by the stockholders of Seller. No other corporate or limited liability company, as the case may be, proceedings on the part of Seller or any Acquired Entity are necessary to authorize the execution, delivery and performance by Seller or any Acquired Entity of this Agreement or the other agreements to be entered into by Seller or any Acquired Entity pursuant to the terms of this Agreement.
          (b) This Agreement has been duly and validly executed and delivered by Seller, and, as of the Closing, the other agreements to be entered into by Seller or any Acquired Entity pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Seller or such Acquired Entity, as the case may be. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Seller and any Acquired Entity party thereto, enforceable against Seller and any Acquired Entity party thereto in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Purchaser and any other unaffiliated entity that is a party thereto), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of commercial reasonableness, good faith and fair dealing.
     3.5 No Conflicting Agreements; Consents. Except as set forth in Schedule 3.5, neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Seller or any Acquired Entity pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:
          (a) violate, conflict with, result in a breach or termination of the terms, conditions or provisions of, constitute a default under, or entitle any party to terminate or accelerate (i) the respective Constituent Documents of Seller or any of the Acquired Entities, (ii) any Contract (other than the Credit Facilities), except such violations, conflicts, breaches, defaults, terminations or accelerations which, either individually or in the aggregate, (A) would not materially impair the ability of Seller and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or would not prevent the consummation of the transactions contemplated hereby or thereby, or (B) would not reasonably be expected to have a Material Adverse Effect, (iii) any Court Order to which Seller or any of the Acquired Entities is a party or by which Seller or any of the Acquired Entities is bound, or (iv) any requirements of Law affecting Seller or any of the Acquired Entities, except such violations, conflicts, breaches or defaults of such requirements of Law which, either individually or in the aggregate, (A) would not materially impair the ability of Seller and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or would not prevent the consummation of the transactions contemplated hereby or thereby or (B) would not reasonably be expected to have a Material Adverse Effect;
          (b) result in the creation or imposition of any Lien upon any of the assets or securities of any Acquired Entity (except for Permitted Liens);
          (c) require a permit from, the approval, consent or authorization of, or the making by Seller or any of the Acquired Entities of any declaration, filing or registration with, any Governmental Authority, except as provided in Section 5.1 or Section 6.2 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made (i) would not, individually or in the aggregate, materially impair the ability of Seller and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or prevent the consummation of the transactions contemplated hereby or thereby or (ii) would not reasonably be expected to have a Material Adverse Effect; or
          (d) require the approval, consent or authorization of, or notice to, any third party to any Material Contract.
     3.6 Financial Statements.
          (a) Schedule 3.6 contains copies of the audited consolidated balance sheets of the Company at December 31, 2003, 2004 and 2005 and the unaudited consolidated balance sheet of the Company at June 30, 2006, and the audited consolidated statements of income of the Company for the years ended December 31, 2003, 2004 and 2005 and the unaudited consolidated statement of income of the Company for the six months ended June 30, 2006 (collectively, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in such Company Financial Statements, the notes thereto or Schedule 3.6), present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent in all material respects with the Books and Records of the Company (which Books and Records are correct and complete).
          (b) Company has designed internal controls to ensure that material information relating to the Company Financial Statements and other financial information is made known to its executive officers by other officers and employees of Seller and the Acquired Entities. There are no significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.
          (c) The accounts receivable set forth on the Company Financial Statements, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims of the Acquired Entities against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Company Financial Statements and, in the case of accounts receivable arising since the date of the Company Financial Statements, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Company Financial Statements.
     3.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.7, the Company does not have any material liabilities or obligations required by GAAP to be reflected on a consolidated balance sheet (whether accrued, absolute, asserted or unasserted, contingent or otherwise) except for (a) liabilities reflected or reserved against in the Company Financial Statements, (b) liabilities incurred in the ordinary course of the Company’s business since the Balance Sheet Date, or (c) liabilities incurred in connection with the transactions contemplated by this Agreement.
     3.8 Absence of Certain Changes. Except as disclosed in Schedule 3.8 or as contemplated elsewhere in this Agreement, since the Balance Sheet Date, the Acquired Entities have conducted their businesses only in the ordinary course of such businesses and:
          (a) no Acquired Entity has (i) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock or (ii) amended its Constituent Documents;
          (b) no Acquired Entity has incurred any liabilities that under GAAP would be required to be reflected on a balance sheet for the Company (other than current liabilities incurred in the ordinary course of its business consistent with past practice or other liabilities not materially adverse to the Acquired Entities taken as a whole);
          (c) no Acquired Entity has sold, assigned or transferred any of its assets or properties (other than dispositions or sales of inventory in the ordinary course of business);
          (d) no Acquired Entity has mortgaged, pledged or subjected to any Lien any of the assets or properties of such Acquired Entity other than Permitted Liens;
          (e) no Acquired Entity has suffered any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (f) except as contemplated by Schedule 3.12(i), no Acquired Entity has entered into any employment, severance or termination agreement with any of the employees of an Acquired Entity;
          (g) neither Seller nor the Company has made any change in its accounting principles, practices or methodologies in any material respect;
          (h) no Acquired Entity has (i) made any increase in the rate of compensation payable to any of its employees, other than normal and customary increases consistent with past practice or increases that otherwise were required by such Acquired Entity’s obligations pursuant to applicable Law or Contracts in effect on the Balance Sheet Date, or (ii) increased severance or termination obligations to any of its employees; and

          (i) neither Seller nor any Acquired Entity has entered into any agreement or arrangement, or made any other commitment (whether oral or written), to do any of the foregoing.
     3.9 Legal Proceedings, etc. There are no investigations, actions, suits or proceedings pending, or, to the Knowledge of Seller, threatened against Seller or any of its subsidiaries (including the Acquired Entities) and, to the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any action, suit or proceeding which, either individually or in the aggregate, if decided adversely, could reasonably be expected to (a) materially impair the ability of Seller or any Acquired Entity to perform its respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or (b) prevent the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.9, there are no investigations, actions, suits or proceedings pending, or, to the Knowledge of Seller, threatened against Seller or any of its subsidiaries (including the Acquired Entities) and, to the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any investigation, action, suit or proceeding which, either individually or in the aggregate, if decided adversely, could reasonably be expected to result in a liability to the Acquired Entities in excess of $100,000. Except as otherwise disclosed in Schedule 3.9 and except for investigations or proceedings conducted in the ordinary course of the Acquired Entities’ business, neither Seller nor any Acquired Entity has received written or, to the Knowledge of Seller, oral notice from any Governmental Authority that any Acquired Entity is the target of any investigation or proceeding by any Governmental Authority nor to the Knowledge of Seller is any such investigation or proceeding pending.
     3.10 Contracts; No Defaults. Schedule 3.10 sets forth a complete and accurate list of the following Contracts as of the date of this Agreement: (i) all Contracts that have an aggregate annual value or result in an aggregate annual expense of at least $50,000; (ii) any agreement that grants a right of first refusal with respect to the purchase or sale of any asset of an Acquired Entity or an equity interest in an Acquired Entity; (iii) any agreement relating to the borrowing or lending of money (other than advances to employees to cover business expenses in the ordinary course of business); (iv) any joint venture Contract, partnership Contract or similar Contract evidencing an ownership interest or a participation in or sharing of profits; (v) any guaranty, contribution agreement or other agreement that includes any material indemnification or contribution obligation; (vi) any agreement (including, without limitation, any non-competition agreement) limiting the ability of any Acquired Entity to engage in any line of business or in business with any Person or restricting the geographical area in which such Acquired Entity may engage in any business; (vii) any employment, consulting, management, severance or indemnification contract or agreement with annual obligations in excess of $50,000; and (viii) all agreements with any physician or an immediate family member of a physician, or with an entity which, to the Knowledge of Seller, is owned by a physician or an immediate family member of a physician (collectively, the “Material Contracts”). All of the Material Contracts are with respect to the Acquired Entities, and, to Seller’s Knowledge, with respect to all other parties thereto, valid and binding obligations and are in full force and effect in accordance with their terms. Except as set forth in Schedule 3.10, there is not, under any of the Material Contracts, any existing default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of any Acquired Entity, except such defaults, events of default and other events as to which requisite waivers or consents have been obtained or would not reasonably be expected to cause a Material Adverse Effect. To Seller’s Knowledge, no party to any of the Material Contracts intends to cancel, terminate or exercise any option under any of the Material Contracts. Seller has provided to Purchaser true and complete copies of the Material Contracts.
     3.11 Title to Property.
          (a) Each of the Acquired Entities is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all of the personal property and such other assets used in or reasonably necessary for the conduct of its business; such assets and properties include all personal property reflected on the Company Financial Statements and all of the personal properties purchased or otherwise acquired by the Acquired Entities since the Balance Sheet Date, other than (i) current assets or properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, and (ii) the Excluded Assets. None of such assets or properties is subject to any Liens (other than Permitted Liens).

          (b) Each of the Acquired Entities has good and valid fee simple title to or a valid leasehold interest in all real property and other real property interests used in connection with the operation of the business of such Acquired Entity, together with all buildings, improvements and fixtures located thereupon and all construction in buildings, improvements and fixtures located thereupon and all construction in progress (such real property is referred to herein as the “Real Property”). The address and legal description for the Real Property that each Acquired Entity owns is listed in Schedule 3.11(b).
          (c) Schedule 3.11(c) lists all leases to which an Acquired Entity is a party involving rental of real property as a lessor, lessee, sublessor or sublessee (the “Leases”). Seller has delivered to Purchaser true and correct copies of all Leases. All of the Leases are valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms; and no event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which (whether with or without notice, lapse of time or both) would constitute a default thereunder by an Acquired Entity. To the Knowledge of Seller, none of the other parties to any of the Leases (i) is in default under any such Lease or (ii) considers an Acquired Entity to be in default thereunder. No property leased under any of the Leases is subject to any Lien or limitation that might in any respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the applicable Acquired Entity. With respect to the property and assets it leases, each Acquired Entity is in compliance with such Leases, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.
          (d) Seller has provided to Purchaser true and correct copies of rent rolls for each building in which an Acquired Entity leases or subleases space to tenants, which rent rolls identify the space leased, and with respect to each lease or sublease, identify (i) the tenant or subtenant, (ii) the number of square feet leased, (iii) the term commencement date and expiration date, (iv) any term renewal options, (v) the annual or monthly rent, and (vi) the amount of security deposits.
          (e) Seller has provided to Purchaser a true and correct list of the most current owner’s title policies issued to Seller or an Acquired Entity with respect to any of the Real Property or any portion thereof, and copies thereof have been supplied to Purchaser.
          (f) Seller has provided Purchaser a true and correct list of the most current “as-built” surveys or boundary surveys obtained by Seller or an Acquired Entity with respect to any of the Real Property or any portion thereof, and copies thereof have been supplied to Purchaser.
          (g) Seller has provided Purchaser a true and correct copy of all environmental site assessments obtained by Seller or an Acquired Entity with respect to any of the Real Property or any portion thereof.
          (h) No Acquired Entity has received any notice of any violation of any building codes, zoning regulations, or other Law in respect of the Real Property or structures or their use by such Acquired Entity. The present use of the Real Property is permitted, and it is a conforming structure under applicable zoning and building laws and ordinances. There are no pending or, to Seller’s Knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Real Property. No variance, special permit, special exceptions or other approval is required under the local zoning or planning Laws from any Governmental Authority to operate a behavioral health care business at the Real Property. No portion of the Real Property is subject to a condemnation or similar proceeding. Schedule 3.11(h) describes all construction work, if any, which any Acquired Entity has contracted for and which is presently in progress in respect of the business of such Acquired Entity and also contains a good faith estimate, as of the date of this Agreement, of the cost to complete each such project.
          (i) The Real Property constitutes valid subdivided parcels in accordance with all applicable subdivision restrictions. The Acquired Entities have all easements, servitudes, and rights-of-way necessary for access to the Real Property. All utilities serving the Real Property are adequate to operate a behavioral health care business at the Real Property in the manner it is currently operating. No improvements (i) encroach onto adjacent property, (ii) violate setback, building or side lines or (iii) encroach onto any easements or servitudes located on the Real Property. Except as set forth on Schedule 3.11(i), no portion of the Real Property is located within a flood plain or constitutes an area classified as a protected wetland. Neither Seller nor any Acquired Entity has received written notice of any action to alter the zoning or zoning classification or to condemn, requisition or otherwise take all or any portion of the Real Property.
     (j) To the Knowledge of Seller, there are no defects in the condition of the Real Property that will impair the condition of the Real Property or the operation of the behavioral health care facility at the Real Property. There is no defect in the Real Property, the structural elements thereof, the mechanical systems (including without limitation all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and sprinkler systems) therein, or the parking and loading areas, and all such systems are safe and adequate for the uses to which they are put in the operation of the behavioral health care facility at the Real Property. The Real Property is in good operating condition, ordinary wear and tear excepted. There are no defects or deficiencies in any necessary utility services and, to the Knowledge of Seller, easements for such services including, without limitation, electrical, gas, water, sewer and telephone.
     3.12 Employees; Labor Matters; Employee Benefit Plans; ERISA.
          (a) No Acquired Entity is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened against an Acquired Entity relating to its business. To the Knowledge of Seller, there are no organization efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any Acquired Entity. There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against or affecting any Acquired Entity, and an Acquired Entity has not experienced any strike, material slowdown or material work stoppage or lockout since January 1, 2001. No Acquired Entity is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each Acquired Entity is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Each Acquired Entity has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees. No Acquired Entity is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.
          (b) Schedule 3.12(b) contains a list of each Company Plan. Neither the Acquired Entities nor any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Plan in any material respect, other than with respect to a modification, change or termination required by ERISA or the Code.
          (c) Seller has delivered to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Company Plan and each of the following, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description, summary of material modifications, employee handbooks and other material written communications provided over the past three (3) years to participants in the Company Plans; and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited Company Plan financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.
          (d) Except as set forth on Schedule 3.12(d), (i) each Company Plan has been established, drafted and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a favorable IRS determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust; (iii) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (iv) no “reportable event” (as such term is defined in ERISA Section 4043) has occurred with respect to any Company Plan; (v) neither Seller, any ERISA Affiliate, nor, to the Knowledge of Seller, any other party in interest or a disqualified person (as defined in Code Section 4975(e)(2)) has breached any fiduciary duty or engaged in a “prohibited transaction” (within the meaning of ERISA Section 406 and Code Section 4975) with respect to any Company Plan for which there is no exemption under ERISA Section 408 or Code Section 4975; (vi) except as required by COBRA, no Company Plan provides post-employment or retiree welfare benefits and no Acquired Entity has any obligations to provide any post-employment or retiree welfare benefits; (vii) contributions required to be made under the terms of any of the Company Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company Financial Statements; (viii) no event has occurred and, to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which any Acquired Entity, ERISA Affiliate or Company Plan would reasonably be expected to be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Plans, ERISA, the Code or any other applicable Law; (ix) neither the Acquired Entities nor any ERISA Affiliate has any liability under ERISA Section 502; (x) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate governmental agency and all notices and disclosures have been timely provided to participants; (xi) no excise Tax could be imposed upon the Acquired Entities under Chapter 43 of the Code; and (xii) the Acquired Entities do not maintain, sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.
          (e) None of the Company Plans is subject to, and no Acquired Entity or ERISA Affiliate has been liable at any time for contributions to, any plan or program that is, or has been at any time, subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA.
          (f) There is no Multiemployer Plan under which any employee or any former employee of any Acquired Entity has any present or future right to benefits or under which any Acquired Entity has any present or future liability. The Acquired Entities and their ERISA Affiliates have not sponsored or contributed to or been required to contribute to a Multiemployer Plan.
          (g) With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened. No Company Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor or any other governmental authority.
          (h) No Company Plan or other agreement exists that could result in the payment to any present or former employee or director of any Acquired Entity of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any Acquired Entity as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.
          (i) The Acquired Entities and their ERISA Affiliates have complied with the continuation coverage provisions of Title I, Part 6, of ERISA (“COBRA”) with respect to all current and former employees and their beneficiaries. Attached hereto as Schedule 3.12(i) is a complete and accurate list of all current and former employees of the Company and their beneficiaries who are eligible for and/or who have elected continuation coverage under COBRA. At the Closing, Seller shall deliver to Purchaser a revised version of such list, updated through the Closing Date.
          (j) The Acquired Entities and their ERISA Affiliates and the Company Plans have properly classified individuals providing services to the Acquired Entities and their ERISA Affiliates as independent contractors or employees, as the case may be.
     3.13 Bank Accounts. Schedule 3.13 is a list of the names and locations of all financial institutions at which any Acquired Entity maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the name of the Acquired Entity that maintains each such account or arrangement and the number or other means of identification of each such account and arrangement.
     3.14 Taxes.
          (a) Except as set forth on Schedule 3.14, (i) the Acquired Entities have duly and timely filed all Tax Returns that they are required to have filed, (ii) all Tax Returns filed by the Acquired Entities were true, correct and complete in all material respects, and (iii) the Acquired Entities have timely paid all Taxes that have become due and payable (whether or not shown on a Tax Return) and have adequately reserved in the Company Financial Statements in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof. No federal income Tax Return that was filed by the Acquired Entities contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code. None of the Acquired Entities has entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).
          (b) Except as set forth on Schedule 3.14, the Acquired Entities have no present or contingent liability for Taxes, other than Taxes reflected on the Company Financial Statements or incurred in the ordinary course of business since the Balance Sheet Date in amounts consistent with prior years adjusted to reflect changes in operating results of the Acquired Entities. Except as set forth on Schedule 3.14, Seller has no Knowledge of any basis for the assertion by a Governmental Authority of a Tax deficiency against any Acquired Entity.
          (c) Except as set forth on Schedule 3.14, (i) there is no dispute or claim concerning any Tax liability of the Acquired Entities either (A) claimed or raised by any Governmental Authority in writing or (B) as to which Seller has Knowledge; (ii) no Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Acquired Entity; (iii) no Acquired Entity has received from any Governmental Authority any notice indicating an intent to open an audit or other review or any request for information related to Taxes; (iv) no jurisdiction in which any of the Acquired Entities do not file a Tax Return has made a claim in writing that any of the Acquired Entities is required to file a Tax Return for such jurisdiction, and Seller has no Knowledge that any such jurisdiction has otherwise made any such claim; and (v) neither ABS nor any of the ABS Subsidiaries is a party to or bound by any closing or other agreement with any Governmental Authority with respect to Taxes.
          (d) The Acquired Entities have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding in connection with payments to employees, independent contractors, creditors, stockholders, partners or other third parties) and have, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be withheld and paid over under all applicable Laws.
          (e) Neither ABS nor any of the ABS Subsidiaries has been a member of any Affiliated Group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group the common parent of which has at all times been Seller, or has any liability for the Taxes of any other Person (other than an entity that is a member of the consolidated group of corporations that has at all times had Seller as its common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise. Except as set forth on Schedule 3.14, neither ABS nor any of the ABS Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or, to the Knowledge of Seller, unwritten (a “Tax Indemnification Agreement”), and ABS and the ABS Subsidiaries do not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Indemnification Agreement. Seller has filed a consolidated federal income Tax Return with ABS and the ABS Subsidiaries for the taxable year immediately preceding the current taxable year and is eligible to make a Section 338 Election.
          (f) Except as set forth on Schedule 3.14, (i) neither ABS nor any of the ABS Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the IRS has not proposed any such adjustment or a change in any accounting method used by ABS or any of the ABS Subsidiaries; (ii) neither ABS nor any of the ABS Subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time; and (iii) neither ABS nor any of the ABS Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
          (g) Except as set forth on Schedule 3.14, none of the Acquired Entities is subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax. Except as disclosed on Schedule 3.14, no power of attorney or similar grant of authority is in place with respect to the Tax matters of the Acquired Entities.
          (h) None of the Acquired Entities is a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Acquired Entities, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
          (i) None of the Acquired Entities is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (j) There are no Liens for Taxes on any assets of the Acquired Entities, other than Liens for Taxes not yet due and payable.
          (k) No Acquired Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
          (l) Except as set forth on Schedule 3.14, no Acquired Entity is a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Schedule 3.14 sets forth all elections pursuant to Treasury Regulation Section 301.7701-3 that have been made by business entities in which any Acquired Entity owns an equity interest.
          (m) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Acquired Entities was a member of the group. All such Tax Returns were correct and complete in all respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Acquired Entities was a member of the group.
          (n) Except as set forth on Schedule 3.14, (i) to the Knowledge of Seller, no Governmental Authority intends to assess any additional income Taxes against any Affiliated Group for any taxable period during which any of the Acquired Entities was a member of the group; (ii) there is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which any of the Acquired Entities was a member of the group either (A) claimed or raised by any Governmental Authority in writing or (B) as to which Seller has Knowledge; and (iii) no Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which any of the Acquired Entities was a member of the group.

          (o) No Acquired Entity has any liability for the Taxes of any Person other than the Acquired Entities (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.
          (p) Seller has no Knowledge, after consultation with tax counsel, that Purchaser’s acquisition of the ABS Shares pursuant to this Agreement would not qualify as a “qualified stock purchase” within the meaning of Section 338 of the Code and Treasury Regulations thereunder, as to which a Section 338 Election properly may be made.
          (q) No Acquired Entity has entered into any transactions with Health Related Research, Incorporated, a Virginia nonstock corporation, or Foundations for Home and Community, Inc., a Virginia nonstock corporation, that have resulted or may result in the net earnings of such entities inuring to the benefit of any private person as is prohibited by Section 501(c)(3) of the Code or which has constituted or may constitute an “excess benefit transaction” within the meaning of Section 4958 of the Code and the Treasury Regulations thereunder.
     3.15 Insurance. Schedule 3.15 includes a list of all material insurance policies maintained by or for the benefit of any Acquired Entity, including fire and extended coverage and casualty, liability and other forms of insurance. Seller covenants and agrees to use commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect until the Effective Time. None of the Acquired Entities has received notice from any insurance carrier that any insurance policy will be canceled or that coverage thereunder will be reduced or eliminated.
     3.16 Intellectual Property. Except as set forth in Schedule 3.16, each Acquired Entity owns or has the right to use (and following the Closing will continue to own or have the right to use) all patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights and licenses (the “Intellectual Property”) as are material to, or necessary to conduct, its business as currently conducted (the “Company Intellectual Property”), free of all Liens except Permitted Liens. Except as set forth in Schedule 3.16, (a) to the Knowledge of Seller, no infringement exists by any of the Acquired Entities on the Intellectual Property of any other Person that results in any way from the operations of the businesses of the Acquired Entities, and (b) there has been no notice given to any of the Acquired Entities that its operations, activities or business infringe any Intellectual Property of any other Person. Except as set forth in Schedule 3.16, (i) no Court Orders or proceedings are pending, or, to the Knowledge of Seller, threatened, against Seller or any of the Acquired Entities that challenge the validity of, or an Acquired Entity’s ownership of or right to use, any Company Intellectual Property, and (ii) to the Knowledge of Seller, there is no infringing use of any of the Company Intellectual Property owned by any Acquired Entity by any other Person. Schedule 3.16 lists all registrations or applications therefor with regard to Company Intellectual Property. Schedule 3.16 lists all material software used by an Acquired Entity under license from a third party, except for operating system software or other commercially available “off the shelf” software that is covered by so-called shrink-wrap or click-wrap licenses.
     3.17 Compliance with Laws. The Acquired Entities hold all required Permits applicable to their respective businesses (the “Company Permits”), except where the failure to obtain such Permits would not reasonably be expected to have a Material Adverse Effect. The Acquired Entities are in compliance with the terms of the Company Permits in all material respects. Except as set forth in Schedule 3.17, the Acquired Entities are in compliance with all Laws of any Governmental Authority in all material respects. Except as set forth in Schedule 3.17, to the Knowledge of Seller, there is no threatened suspension, cancellation or termination of any Company Permits.
     3.18 Environmental Matters. Except as set forth in Schedule 3.18:
          (a) The operations and properties of each of the Acquired Entities have been in compliance with the Environmental Laws in all material respects, which compliance includes but is not limited to the possession by each of the Acquired Entities of all Permits required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

          (b) No Acquired Entity has treated, stored, managed, disposed of, transported, handled, released, or used any Materials of Environmental Concern except in the ordinary course of its business, and in compliance in all material respects with all Environmental Laws.
          (c) There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against any of the Acquired Entities.
          (d) There are no off-site locations where any of the Acquired Entities has stored, disposed or arranged for the disposal of Materials of Environmental Concern except as permitted by applicable Law, and none of the Acquired Entities has been notified in writing that it is a potentially responsible party at any such location under any Environmental Laws.
          (e) None of the Acquired Entities has assumed or undertaken any corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.
          (f) To the Knowledge of Seller, (i) there are no underground storage tanks located on property owned, leased or operated by any of the Acquired Entities; (ii) there is no asbestos-containing material (as defined under Environmental Laws) contained in or forming part of any building, building component, structure or office space owned, leased or operated by any of the Acquired Entities; and (iii) there are no polychlorinated biphenyls (“PCBs”) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by any of the Acquired Entities, except as permitted by applicable Law.
     3.19 Books and Records. The Books and Records of the Acquired Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The records contained in the minute books of the Acquired Entities are accurate in all material respects.
     3.20 No Material Adverse Change. Since the Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect.
     3.21 Brokers. Neither Seller nor any Affiliate of Seller (including any of the Acquired Entities) has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
     3.22 HIPAA Matters.
          (a) Each entity owned or controlled by an Acquired Entity that is a health plan, healthcare clearinghouse or healthcare provider that transmits any health information in electronic form in connection with a Transaction (as defined in the Federal Transaction Regulations), as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”), is in compliance in all material respects with and has not violated in any material respect the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Sections 1320d through d-8 (collectively, “HIPAA”), the regulations contained in 45 C.F.R. Parts 160 and 164, Subparts A and E, as amended (collectively, the “Federal Privacy Regulations”), the regulations contained in 45 C.F.R. Parts 160 and 162, as amended (collectively, the “Federal Transaction Regulations”), or applicable state privacy laws.
          (b) Each Acquired Entity is a Covered Entity, and there is no Organized Health Care Arrangement (as defined in the Federal Privacy Regulations) in which a Covered Entity participates. Complete and accurate copies of each Covered Entity’s policies relating to the privacy of its patients’ Protected Health Information (as defined in the Federal Privacy Regulations) and any privacy notice relating thereto, or the most recent draft thereof, have been furnished to Purchaser. Each such policy relating to the privacy of patients’ Protected Health Information complies with the Federal Privacy Regulations and applicable state privacy laws in all material respects.

          (c) A complete and accurate list of all agreements (collectively, “Business Associate Agreements”) between a Covered Entity and a Business Associate (as defined in the Federal Privacy Regulations), together with a complete and accurate summary of the terms and conditions of such Business Associate Agreements and any oral arrangements with Business Associates, in each case as of the date of this Agreement, have been furnished to Purchaser. Neither Seller nor any Covered Entity is aware of any breach by a Business Associate of any Business Associate Agreement or any violation by a Business Associate of HIPAA, the Federal Transaction Regulations, or the Federal Privacy Regulations in any material respect.
          (d) No patient has filed a HIPAA-related complaint with Seller, any of the Acquired Entities or, to the Knowledge of Seller, any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect.
     3.23 Medical Waste. The operations of the Acquired Entities have been in compliance with the Medical Waste Laws in all material respects.
     3.24 Certificates of Need. Except as set forth on Schedule 3.24 hereto, no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling has been made by any Acquired Entity with any Governmental Authority that is currently pending or open before such Governmental Authority, and no such application (collectively, the “Applications”) filed by any Acquired Entity within the past three (3) years has been ultimately denied by any Governmental Authority or withdrawn by any Acquired Entity. Except as set forth on Schedule 3.24 hereto, (i) no Acquired Entity has had any Applications pending or any approved Applications that relate to projects not yet completed and (ii) neither Seller nor any Acquired Entity has prepared, filed or presented opposition to any Applications filed by any other Person during the past three (3) years. Each Acquired Entity has properly filed all required Applications which are complete and correct in all material respects with respect to any and all material improvements, projects, changes in services, zoning requirements, construction and equipment purchases, and other changes for which approval is required under any applicable federal or state Law. As used herein “Certificate of Need” means a written statement issued by a Governmental Authority evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or hospice, and “Exemption Certificate” means a written statement from a Governmental Authority stating that a health care project is not subject to the Certificate of Need requirements under applicable state Law.
     3.25 Medicare Participation; Accreditation. Each facility of the Acquired Entities that participates and receives reimbursement in the Medicare, Medicaid and TRICARE programs, as applicable (the “Programs”), is certified for participation and reimbursement in the Programs, and each Acquired Entity has a provider agreement with each such Program (the “Provider Agreements”). As applicable, each of the Acquired Entities, and each facility owned or operated by any of them, is in compliance in all material respects with the conditions of participation of the Programs and with the terms, conditions and provisions of the Provider Agreements. The Provider Agreements are each in full force and effect, and Seller has no Knowledge of any fact or circumstance that would cause any such Provider Agreement not to remain in force or be renewed on and after the Closing. Attached hereto as Schedule 3.25 is a complete list of all Medicaid and Medicare provider numbers (the “Provider Numbers”) in the name of an Acquired Entity or a facility owned or operated by an Acquired Entity or as otherwise specified, which an Acquired Entity is currently using in its operations and excluding any Provider Numbers for facilities that were sold or closed by an Acquired Entity prior to the date of this Agreement. Each facility of the Acquired Entities is duly accredited, with all Type I recommendations removed, by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”). Copies of the two most recent accreditation survey reports from JCAHO pertaining to each facility owned or operated by an Acquired Entity have been made available to Purchaser. Since the date of its most recent JCAHO survey, none of the Acquired Entities has made any changes in policy or operations that it believes would cause any facility to lose such accreditation or to be denied participation in the Programs. Except as set forth on Schedule 3.25, there is no proceeding, investigation or survey pending or, to Seller’s Knowledge threatened, involving any of the Programs or any other third party payor programs, with respect to the Acquired Entities, and Seller has no reason to believe that any such investigations or surveys are pending, threatened, or imminent.

     3.26 Compliance Program. The Acquired Entities have provided to Purchaser a copy of their current compliance program materials. Neither Seller nor any Acquired Entity (a) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (c) to Seller’s Knowledge, has been the subject of any government payor program investigation conducted by any Governmental Authority, (d) has been a defendant in any qui tam/False Claims Act or similar litigation, (e) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any Governmental Authority, except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the facilities of the Acquired Entities or any other health care businesses conducted by an Acquired Entity or (f) has received any written complaints or complaints through their telephonic hotlines from employees, independent contractors, vendors, physicians, or any other Person that would indicate that an Acquired Entity has in the past violated, or is currently in violation of, any Law. Purchaser has been provided with a description of each audit and investigation conducted by an Acquired Entity pursuant to its compliance program with respect to the facilities of the Acquired Entities during the last five (5) years. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the Compliance Program Guidance published by the Office of Inspector General of the Department of Health and Human Services.
     3.27 Regulatory Compliance. Except as set forth on Schedule 3.27(a):
          (a) (i) Neither Seller nor any Acquired Entity has received any written notice from any Governmental Authority, whether federal, state or local, that any of the Acquired Entities are not in compliance in all material respects with all applicable Laws; (ii) the Acquired Entities have timely filed all reports, data and other information required to be filed under applicable Laws; and (iii) the Acquired Entities have been and are in compliance in all material respects with all Laws required to carry on their business as currently conducted.
          (b) Except to the extent permitted by applicable Law, no Acquired Entity and, to the Knowledge of Seller, no director, officer or employee of an Acquired Entity and no agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of an Acquired Entity in exchange for business or payments from such Persons; (ii) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person in exchange for business or payments; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any Law of the United States or under the Laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its Books and Records for any reason; (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any improper payment to any Person; (vi) knowingly made any payment for or agreed to make any payment for any goods, services, or property in excess of fair market value; or (vii) knowingly committed a violation of any Law, specifically including, but not limited to, Medicare and Medicaid fraud and abuse provisions of the Social Security Act, including any activity which is prohibited under (A) the Federal Anti-kickback Statute, 42 U.S.C. Section 1320a-7b et seq.; (B) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn) or the regulations thereunder; (C) the False Claims Act (31 U.S.C. §3729); (D) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (E) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343); (F) False Statements Relating to Health Care Matters (18 U.S.C. §1035); and (G) Health Care Fraud (18 U.S.C. § 1347) or regulations related to any of the above (or related state and local fraud and abuse statutes or regulations).
          (c) Except as permitted by applicable Law, no Acquired Entity nor to Seller’s Knowledge any of their directors, officers or employees is a party to any contract, lease agreement or other arrangement (including, but not limited to, any joint venture or consulting agreement) related to an Acquired Entity, its assets or its securities with any physician, health care facility, hospital, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or otherwise generate business for Acquired Entities, to provide services, lease space, lease equipment or engage in any other venture or activity.
          (d) Except as set forth on Schedule 3.27(d) hereto, or as set forth in the Shared Services Agreement, no Affiliate of an Acquired Entity, directly or indirectly: (i) provides any services to an Acquired Entity, or is a lessor, lessee or supplier to an Acquired Entity; (ii) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, an Acquired Entity, except for claims and amounts owed in the ordinary course of business, such as for expense advances or unreimbursed expenses, accrued vacation pay and accrued benefits under Company Plans; (iii) has any interest in or owns property or rights used in the operations of the Acquired Entities; (iv) is a party to any contract, lease or other agreement, arrangement, understanding or commitment relating to the assets of the Acquired Entities or the operation of the facilities of the Acquired Entities (other than compensation and/or employee benefits payable in the ordinary course of business); or (v) received from or furnished to an Acquired Entity any goods or services without adequate consideration.
     3.28 Medical Staff Matters.
          (a) Seller has provided to Purchaser true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of each facility of the Acquired Entities. With regard to the medical staff of each facility of the Acquired Entities, there are no pending or, to Seller’s Knowledge, threatened disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. The Acquired Entities have delivered to Purchaser a written disclosure containing a description of all adverse actions taken in the six (6) months prior to the date hereof against medical staff members or applicants which could result in claims or actions against an Acquired Entity. To Seller’s Knowledge, no employee or independent contractor of an Acquired Entity (whether an individual or entity), or any member of an Acquired Entity’s medical staff, has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) during the last five (5) years, nor is any such exclusion threatened or pending, and none of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of an Acquired Entity has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor to Seller’s Knowledge is any such exclusion, sanction or conviction threatened or pending. No Acquired Entity has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), nor to Seller’s Knowledge is any such exclusion threatened or pending. No Acquired Entity has been convicted of a criminal offense related to the provision of health care services.
          (b) To Seller’s Knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting any member of the medical staff at law or in equity, or before or by any Governmental Authority wherever located. No member of an Acquired Entity’s medical staff has resigned or had his or her privileges revoked or suspended during the past year.
     3.29 Third Party Payor Cost Reports. Seller duly filed in a timely manner all required “home office” cost reports for all fiscal years through and including the fiscal year ended December 31, 2004. Each Acquired Entity duly filed in a timely manner all required cost reports for all the fiscal years through and including the fiscal year ended December 31, 2004. Except as set forth in item (a) on Schedule 3.29, all of the cost reports filed by each Acquired Entity accurately reflect the information required to be included thereon and do not claim, and no Acquired Entity has received, reimbursement in any amount in excess of the amounts allowed by applicable Law or any applicable Contract. Item (b) on Schedule 3.29 attached hereto accurately indicates which cost reports have not been audited and finally settled and a brief description of any commenced or scheduled cost report audits, notices of program reimbursement, proposed or pending audit adjustments, disallowances, and any and all other unresolved claims or disputes in respect of the cost reports, including, without limitation, any notice to re-open audited cost reports issued by a fiscal intermediary or which Seller has reason to believe may be issued. Except as set forth in item (c) on Schedule 3.29 and to the Knowledge of Seller, there are no facts or circumstances which give rise to any disallowance under any such cost reports which could reasonably be expected to result in a Material Adverse Effect.

     3.30 Reimbursement. All billing practices of each Acquired Entity with respect to all third party payors, including the Programs and private insurance companies, have been in compliance with all applicable Laws and policies of such third party payors, private insurance companies, and the Programs in all material respects. All claims, returns, invoices and other forms made by the Acquired Entities to Medicare, Medicaid or any other third party payor are true, complete, correct and accurate in all material respects. No deficiency in any such claims, returns or other filings, including claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or, to the Knowledge of Seller, threatened by any Governmental Authority or any other third party payor, other than medical or claim reviews arising in the ordinary course of business, and, to the Knowledge of Seller, there is no basis for any such claims or deficiencies. To Seller’s Knowledge, no Acquired Entity within the prior five (5) years has been subject to any audit, investigation, monitoring or other form of review by any Governmental Authority based upon an alleged improper activity. No Acquired Entity has billed or received any payment or reimbursement in excess of amounts allowed by Law. There is no proceeding or investigation (except for medical reviews or claim reviews in the ordinary course of business) pending or, to the Knowledge of Seller, threatened against Seller or the Acquired Entities, involving any of the Programs, or any other third party payor programs. Seller has provided Purchaser copies of all written reports, surveys, deficiency notices, complaints, plans of correction, inquiries or notices of investigation received by Seller or any Acquired Entity within the past twenty-four (24) months from any payor, Governmental Authority or accrediting body. The Acquired Entities are not currently under focused medical review or the subject of any probe audits by the Centers for Medicare and Medicaid Services or its contractors and, to the Knowledge of Seller, no such actions have been threatened.
     3.31 Statutory Funds. None of the assets of the Acquired Entities are subject to any liability to which Purchaser may become obligated in respect of amounts received by the Acquired Entities for the purchase or improvements of such assets or any part thereof under restricted or conditioned grants or donations, including monies received under applicable Laws.
     3.32 Controlled Substances. To Seller’s Knowledge, none of the employees, or Persons who provide professional services under Contracts with Seller or an Acquired Entity, has engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. § 801 et seq., or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.
     3.33 Indebtedness. At Closing, no Acquired Entity will have any indebtedness for borrowed money from a third party (including from a bank or similar financial institution), any inter-company or related party indebtedness or letters of credit, specifically excluding any capital lease obligations and other accounts payable incurred in the ordinary course of business.
     3.34 Texas Assets and Operations None of Seller or the Acquired Entities, including, without limitation, ABS LINCS TX, has or will have at the Closing any assets, operations or property in the State of Texas that is a part of the behavioral healthcare business of the Acquired Entities, it being understood and agreed by Purchaser that the foregoing shall not apply to any assets, operations, or property related to ValueOptions, Inc.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller as follows:
     4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     4.2 Corporate Authorization.
          (a) The execution, delivery and performance by Purchaser of this Agreement and the other agreements to be entered into by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby, are within Purchaser’s corporate powers, are not in contravention of the terms of Purchaser’s Constituent Documents, and have been duly authorized and approved by the board of directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize Purchaser’s execution, delivery and performance of this Agreement or the other agreements to be entered into by Purchaser pursuant to this Agreement.
          (b) This Agreement has been duly and validly executed and delivered by Purchaser, and as of the Closing, the other agreements to be entered into by Purchaser pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Seller, and any other unaffiliated entity that is a party thereto).
     4.3 No Conflicting Agreements; Consents. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Purchaser pursuant to this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:
          (a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (i) the Constituent Documents of Purchaser or any Affiliate thereof, (ii) any Contract (substituting the term “Purchaser or one of its Affiliates” for the phrase “Acquired Entities” in the definition thereof), except such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or would not prevent the consummation of the transactions contemplated hereby or thereby, (iii) any Court Order to which Purchaser or any of its Affiliates is a party or by which Purchaser or any of its Affiliates is bound, or (iv) any requirements of Law affecting Purchaser or any of its Affiliates, except such violations, conflicts, breaches or defaults of such requirements of Laws which, either individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or which would not prevent the consummation of the transactions contemplated hereby or thereby; or
          (b) require a permit from, the approval, consent or authorization of, or the making by Purchaser or one its Affiliates of any declaration, filing or registration with, any Governmental Authority, except as provided in Section 5.1 or Section 6.2 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not, either individually or in the aggregate, materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or prevent the consummation of the transactions contemplated hereby or thereby.
     4.4 Legal Proceedings, etc. There are no actions, suits or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates which, either individually or in the aggregate, would materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or could reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby.
     4.5 Financial Capability. Purchaser will have, or have available to it for borrowing, as of the Closing Date, sufficient funds to pay the Purchase Price and to otherwise consummate the transactions contemplated by this Agreement (collectively, the “Funds”)
     4.6 Brokers. Except for a fee payable to Lehman Brothers, Inc., for which Purchaser shall be solely responsible, Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
     4.7 Investment Representations.

          (a) Purchaser is acquiring the ABS Shares for its own account and not with a view to the distribution thereof within the meaning of the Securities Act.
          (b) Purchaser and its representatives and agents have been given the opportunity to ask all questions of the management of Seller and the Acquired Entities regarding the Acquired Entities’ operations and financial condition, as Purchaser has required.
          (c) In reliance on the representations and warranties made in Article III of this Agreement, Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the ABS Shares and to understand the risks of, and other considerations relating to, its purchase of the ABS Shares.
          (d) Purchaser is aware that as of the Closing Date, the ABS Shares will not have been registered under the Securities Act or any state’s securities laws. Purchaser further understands that the certificates representing the ABS Shares will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state’s securities laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities laws.
ARTICLE V
COVENANTS OF SELLER
     5.1 Regulatory Approvals; Consents. Seller will, and will cause the Acquired Entities to, (a) use commercially reasonable efforts to obtain, as promptly as practicable, each of the Permits that are or should be listed in Schedule 5.1 hereto, and to make the filings and declarations with Governmental Authorities that are or should be listed in Schedule 5.1 hereto as promptly as practicable after the date hereof (except with respect to the filings pursuant to the HSR Act, which shall be filed by the date set forth below) and to obtain, as soon as practicable (and in no event later than the Effective Time), all necessary waivers, consents, releases and approvals, and to give all notices identified on Schedule 3.5, (b) provide such information and communications to applicable Governmental Authorities that are necessary in connection with the foregoing or in connection with Purchaser’s obtaining any Permits or making any filings or declarations with Governmental Authorities in accordance with Section 6.2 as such Governmental Authorities or Purchaser may reasonably request, (c) cooperate with Purchaser in obtaining or making, as soon as practicable, any Permits that Purchaser is required to obtain or make pursuant to Section 6.2 and (d) obtain all consents, authorizations and approvals required under the Credit Facilities necessary to consummate the transactions contemplated hereby. As of the date hereof, Seller has filed a pre-merger notification report form pursuant to the HSR Act. Seller shall provide to Purchaser within four (4) business days any correspondence received from any Governmental Authority, whether federal, state or local, stating that Seller or any of the Acquired Entities is not in compliance with all applicable Laws and/or standards of accreditation and/or that any adverse action or proceeding including, without limitation, revocation of licensure, revocation of accreditation, conditional or provisional licensure or accreditation, limitation on census, or cancellation of contract, is contemplated by such Governmental Authority.
     5.2 Conduct Prior to the Closing. On or after the date hereof and prior to the Closing, except (x) as disclosed in Schedule 5.2 hereto, (y) as consented to or approved in writing by an authorized officer of Purchaser or (z) as contemplated by this Agreement:
          (a) Seller shall not act or omit to act, and shall cause the Acquired Entities not to act or omit to act, otherwise than in accordance with the following:
          (i) None of the Acquired Entities shall amend its Constituent Documents;
          (ii) No change shall be made in the number of shares of authorized or issued capital stock (or other authorized capital) of any of the Acquired Entities; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by any of the Acquired

Entities relating to the capital stock or other securities of such Acquired Entity; nor shall any of the Acquired Entities issue, grant or sell any securities or obligations convertible into or exchangeable for shares of its capital stock, nor shall Seller enter into or permit any of the Acquired Entities to enter into any other agreement with respect to any capital stock of such Acquired Entity or any security convertible into or relating to any capital stock of any of the Acquired Entities;
          (iii) No Acquired Entity shall declare or pay dividends or make any other distributions in respect of its capital stock except as contemplated by Section 2.1;
          (iv) Seller shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Acquired Entities, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Entities, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Acquired Entities for any period ending after the Closing Date or decreasing any Tax attribute of the Acquired Entities existing on the Closing Date; and
          (v) The Acquired Entities will not (A) incur any indebtedness for borrowed money, other than intercompany indebtedness that will be forgiven at the Closing in accordance with Section 5.10 hereof; (B) assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any Person other than another Acquired Entity; (C) make any loans, advances or capital contributions to, or investments in, any other Person; or (D) make any commitments to do any of the foregoing.
          (b) Seller shall use commercially reasonable efforts not to act or omit to act, and shall cause the Acquired Entities to use commercially reasonable efforts not to act or omit to act, otherwise than in accordance with the following:
          (i) The business operations, activities and practices of the Acquired Entities shall be conducted consistent with the ordinary course of business and in conformity with past practice, including, without limitation, keeping the insurance policies covering the Acquired Entities in full force and effect;
          (ii) The respective business organizations of the Acquired Entities shall be preserved intact, and the services of the present employees, agents and representatives of the Acquired Entities shall be kept available for Purchaser (except with respect to those employees or relationships terminated for cause or consistent with sound business practices); and
          (iii) The relationships with, and the goodwill of, the customers and employees of the Acquired Entities and others having business relations with the Acquired Entities shall be preserved.
     5.3 Employee Matters. Pending the Closing, except as otherwise consented to or approved in writing by an authorized officer of Purchaser or as otherwise provided in Schedule 5.3 hereto, Seller shall cause the Acquired Entities not to (a) make any increase in the rate of compensation payable to any of the employees of the Acquired Entities other than in the ordinary course of business consistent with past practice, (b) increase severance or termination obligations to any of such employees (other than as a result of compensation increases as provided above and in compliance with applicable Law), (c) enter into any employment, consulting, severance or termination agreement with any such employees (other than physicians in the ordinary course of business), or (d) except as provided in this Section 5.3 or as required by applicable Law, amend or terminate any Company Plan, or adopt or enter into any new plan or agreement that would be a Company Plan if it existed on the date hereof.
     5.4 Access by Purchaser. Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller will provide Purchaser and its counsel, accountants and other representatives with reasonable access during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants and Books and Records of any Acquired Entity and will furnish or make available to Purchaser and such representatives during such period all such information and data (including, without limitation, copies of the Contracts) concerning the business, operations or affairs of any Acquired Entity in the possession of Seller or any Acquired Entity or under its control as Purchaser or such representatives reasonably may request; provided, however, such investigation shall be coordinated through persons as may be designated in writing by Seller for such purpose. Purchaser’s right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of the Acquired Entities. In this regard, Purchaser agrees that such inspection shall not take place, and no employees or other personnel of the Acquired Entities shall be contacted by Purchaser’s representatives, without first coordinating such contact or inspection with any of the officers of Seller or their designee.
     5.5 Financial Statements and Reports. As soon as practicable following the end of each month from and after the date hereof and prior to the Closing Date, Seller will deliver to Purchaser true and complete copies of the unaudited balance sheets and the related unaudited statements of income of the Company (on a consolidated basis) for each month then ended, which financial statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby (except as may be indicated in such financial statements or the notes thereto) and in accordance with the Books and Records of the Company, and which shall fairly present, in all material respects, the financial position and results of operations of the Company, as of the date and for the period indicated.
     5.6 Closing Conditions. Seller will use its best efforts to cause each of the conditions set forth in Article VII hereof (other than Sections 7.1 and 7.3 (to the extent that Section 7.3 relates to Section 7.1)) to be satisfied as soon as practicable.
     5.7 Transfer of Assets. From and after the date hereof and until the Closing, Seller shall cause the Acquired Entities not to sell or dispose of any of their assets or properties without the prior written consent of Purchaser, except for (a) dispositions of the Excluded Assets as contemplated by Section 2.1 or (b) dispositions or sales in the ordinary course of business.
     5.8 Encumbrances. From and after the date hereof and until the Closing, Seller shall not cause or permit the Acquired Entities to enter into or assume any mortgage, pledge, conditional sale or other title retention agreement or permit any Lien to attach upon any of the assets of any Acquired Entity, whether now owned or hereafter acquired, except for Permitted Liens.
     5.9 Condition of Assets. From and after the date hereof and until the Closing, Seller shall use commercially reasonable efforts, and shall cause the Acquired Entities to use commercially reasonable efforts, to maintain and keep in good order, subject to ordinary wear and tear, all Real Property, inventory, machinery, equipment and other tangible personal property owned or leased by the Acquired Entities and used in connection with the operation of the businesses of the Acquired Entities.
     5.10 Intercompany Accounts. Except as otherwise provided in this Agreement, and except as otherwise provided in Schedule 5.10, at or prior to the Closing, (a) all indebtedness and other amounts (i) owed by Seller or any of its Affiliates (other than an Acquired Entity) to an Acquired Entity or (ii) owed by an Acquired Entity to Seller or any of its Affiliates (other than an Acquired Entity) shall be paid, canceled or eliminated (whether or not then due), (b) all Liens relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record and (c) all arrangements calling for the transfer of funds by any Acquired Entity in connection with any cash management program of Seller or any Affiliate shall be terminated as of the Closing. Except as set forth in the Company Financial Statements or on Schedule 5.10, as of the date hereof, there were no inter-company account balances between the Acquired Entities, on one hand, and Seller or its Affiliates, on the other hand.

     5.11 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller agrees that neither Seller nor any Affiliate thereof nor any of their respective officers, directors or representatives will (a) negotiate with any Persons (other than Purchaser and its Affiliates) with respect to a sale, merger, consolidation, reorganization or other business combination pursuant to which the stock, assets or business of any Acquired Entity would be combined with that of, or sold to, any acquirer or any other business or entity (except as contemplated by Section 2.1); (b) solicit or respond to any Acquisition Proposals; (c) furnish any information with respect to the business, activities, operations, assets or liabilities of the Acquired Entities, or other similar matters, to any Person whatsoever (other than as described in this Agreement) with respect to the foregoing; nor (d) proceed or continue with negotiations in respect of the foregoing which may be in progress as of the date of this Agreement.
     5.12 Resignations. Seller shall obtain the written resignations of all directors and officers of the Acquired Entities as are requested by Purchaser not less than ten (10) days in advance of the Closing, such resignations to be effective as of the Effective Time. To the extent that any such officer or director is also an employee of an Acquired Entity, such resignation shall be applicable only to the Person’s position as an officer or director and not to such Person’s employment.
     5.13 Company Plans. Notwithstanding anything herein to the contrary, Seller shall, upon request by Purchaser on or prior to Closing, (i) fully vest the employees of the Acquired Entities in their accounts in the Company Plans and/or (ii) transfer the accounts of the employees of the Acquired Entities in the Company Plans that are intended to qualify under Section 125, 129, 401(a), 403(b) or 457(b) of the Code to plans maintained by Purchaser or its Affiliates.
     5.14 Restrictive Covenants Agreement. Seller shall, and shall cause the individuals listed on Schedule 5.14 to execute and deliver to Purchaser the applicable Restrictive Covenants Agreements in the forms attached hereto as Exhibit 5.14(a) and Exhibit 5.14(b) (the “Restrictive Covenants Agreements”).
     5.15 Standstill. Seller agrees that if the transactions contemplated by this Agreement are not completed, then for a period of one year following the date of the termination of this Agreement, without the express, prior written consent of Purchaser, Seller will not, and will cause all of its Affiliates to not, directly or indirectly, (a) effect, propose or participate in any manner in (i) the acquisition of any voting securities of Purchaser or securities or rights convertible into or exchangeable for any voting securities of Purchaser, (ii) any acquisition of material assets of Purchaser or its Affiliates or (iii) any merger, other business combination, tender or exchange offer, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Purchaser; (b) form, join or in any way participate in a “group” (as such term is used under the Securities Exchange Act of 1934, as amended) with respect to any voting securities of Purchaser; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Purchaser; (d) take any action that might force Purchaser to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into discussions or arrangements with any third party with respect to any of the matters set forth in clauses (a) through (d) above. Seller further agrees during such period not to request, directly or indirectly, that Purchaser (or its directors, officers, employees or agents) amend or waive any provision of this Section 5.15 (including, without limitation, this sentence). Seller will promptly advise Purchaser of any inquiry or proposal made to Seller or any of its Affiliates with respect to any of the matters referred to in this Section 5.15.
     5.16 Third Party Payor Cost Reports. Prior to the Closing, Seller shall have duly filed in a timely manner all required “home office” cost reports for the fiscal year ended December 31, 2005, and each Acquired Entity shall have duly filed in a timely manner all required cost reports for the fiscal year ended December 31, 2005.
     5.17 Qualifacts Agreement. ABS has terminated the Qualifacts Agreement and will satisfy any termination fees, penalties or liabilities resulting therefrom. Seller shall receive the benefit of any refunds, reimbursements, or rebates thereunder.

ARTICLE VI
COVENANTS OF PURCHASER; CERTAIN ADDITIONAL COVENANTS OF THE PARTIES
     6.1 Notice of Certain Occurrences. Seller shall give prompt notice to Purchaser (except with respect to clause (d) of this Section 6.1 only), and (in the case of clauses (a) and (d) of this Section 6.1 only) Purchaser shall give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any representation or warranty of such party contained in this Agreement or the other agreements contemplated hereby to be untrue at any time from the date of this Agreement to the Closing Date, (b) any Material Adverse Effect with respect to the Acquired Entities or any event, change, occurrence, effect, fact, condition, development or circumstance or series of events, changes, occurrences, effects, facts, conditions, developments or circumstances that would reasonably be expected to result in a Material Adverse Effect, (c) any material claims, actions, proceedings, litigation or governmental investigations commenced or, to Seller’s Knowledge, threatened, involving or affecting the Acquired Entities or any of their material property or assets or the transactions contemplated hereby which would reasonably be expected to result in a Material Adverse Effect or (d) any failure of Purchaser or of any officer, director, employee or agent thereof to comply in all material respects with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, but subject to Section 6.19 hereof, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Seller and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party or Governmental Authority alleging that the consent of such third party or Governmental Authority is or may be required in connection with the transactions contemplated by this Agreement.
     6.2 Regulatory Approvals. Purchaser will (a) use best efforts to obtain, as promptly as practicable, all Permits that are or should be listed in Schedule 6.2 hereto and to make the filings and declarations with Governmental Authorities that are or should be listed in Schedule 6.2 hereto as promptly as practicable after the date hereof, (b) provide such information and communications to applicable Governmental Authorities as is necessary in connection with the foregoing or in connection with Seller’s obtaining any of the Permits or making any filings or declarations with Governmental Authorities in accordance with Section 5.1 as such Governmental Authorities or Seller may reasonably request, and (c) cooperate with Seller in obtaining or making, as soon as practicable, any Permits that Seller is required to obtain or make pursuant to Section 5.1. No later than three (3) Business Days following the date hereof, Purchaser will make appropriate filings and declarations with the applicable Governmental Authorities informing such Governmental Authorities of the parties’ intent to consummate the transaction on December 1, 2006. As of the date hereof, Purchaser has filed a pre-merger notification report form pursuant to the HSR Act. Purchaser shall provide Seller with copies of all written and electronic correspondence and filings submitted to, and other written communications to, from or with, Governmental Authorities within two (2) business days of the date of any such correspondence, filing or communication. As promptly as practicable following Seller’s request from time to time, Purchaser shall provide Seller with an update regarding the status of obtaining any Permits and any filings or declarations with Governmental Authorities in connection with the transactions contemplated hereby.
     6.3 Public Announcements. The parties hereto shall issue the joint press release announcing the execution of this Agreement substantially in the form attached hereto as Schedule 6.3. On or before the Closing, the parties hereto will each consult with one another prior to making or issuing public statements or announcements with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public statement or announcement and/or will use good faith efforts to obtain the other party’s approval of the text of any public statement or announcement to be made solely on behalf of a party. If the parties hereto are unable to agree on or approve such a public statement or announcement and a party, in its reasonable discretion, is of the opinion that such statement or announcement is required by, or advisable under, Law or the regulations of any national securities exchange on which a party’s securities are traded, then such party may make or issue the public statement or announcement.

     6.4 Closing Conditions. Purchaser will use its best efforts to cause the conditions set forth in Article VIII hereof (except for Sections 8.1 with respect to all representations and warranties contained in Article IV (other than the representations and warranties contained in Section 4.5 which Purchaser will cause to be true and correct) and 8.3 (to the extent that Section 8.3 relates to Section 8.1 with respect to all representations and warranties contained in Article IV (other than the representations and warranties contained in Section 4.5)) to be satisfied as soon as practicable and will provide reasonable cooperation to Seller to obtain all consents to the transactions contemplated hereby from third parties to the Material Contracts listed on Schedule 6.4 as soon as practicable.
     6.5 Employee Matters. As of the Effective Time, and subject to the sole discretion of Purchaser, the employees of the Acquired Entities shall continue employment with the Acquired Entities, in each case in substantially similar positions and at a substantially similar level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, such employees meet the pre-employment screening requirements of Purchaser. All employees are employees at-will. Except as may be specifically required by applicable Law or any Contract, the Acquired Entities shall not be obligated to continue any employment relationship with any employee for any specific period of time.
     6.6 WARN Act Compliance; COBRA. Without limiting the generality of the foregoing, Seller shall be solely responsible for any and all liability arising directly or indirectly under the WARN Act, as a result of the transactions contemplated by this Agreement. Seller acknowledges and agrees that Purchaser does not assume or agree to discharge any liability of Seller under COBRA with respect to any current or former employees (and their beneficiaries) of the Acquired Entities. Seller agrees that it will not take any voluntary action, including, without limitation, the termination of its Company Plans, the effect of which would be, or might reasonably be expected to be, the imposition upon Purchaser of COBRA liability for current or former employees (and their beneficiaries) of the Acquired Entities not hired by Purchaser. Additionally, Seller shall retain any and all liabilities under Section 4980B of the Code and Sections 601 through 608 of ERISA with respect to all current and former employees (and their beneficiaries) of Seller.
     6.7 Tax Matters.
          (a) Preparation and Filing of Tax Returns; Payment of Taxes.
          (i) Seller shall prepare (or cause to be prepared) all Tax Returns required to be filed by the Acquired Entities for all taxable periods that end on or prior to the Closing Date (a “Pre-Closing Period”) (such Tax Returns being the “Pre-Closing Period Tax Returns”) (provided that Seller shall submit a draft of any such Tax Return required to be filed by the Acquired Entities to Purchaser for its review and comment at least twenty (20) days prior to the due date of such Tax Return). Seller shall timely file all such Pre-Closing Period Tax Returns, provided, however, if any Pre-Closing Period Tax Return is due after the Closing and Seller is not authorized to file such Pre-Closing Period Tax Return by Law, Purchaser shall file (or cause to be filed) such Pre-Closing Period Tax Return as prepared by Seller with the appropriate Governmental Authorities. Seller shall pay all Taxes due and payable in respect of all Pre-Closing Periods; provided, however, that if any Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by Purchaser, Seller shall pay (in immediately available funds) all Taxes due and payable in respect of such Tax Return to Purchaser no later than five (5) days prior to the due date of such Tax Return.
          (ii) Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed by the Acquired Entities for all taxable periods beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) (such Tax Returns, the “Straddle Period Tax Returns”). Purchaser shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to Seller at least twenty (20) days prior to the due date of any such Straddle Period Tax Return (taking into account valid extensions) and notify Seller of Purchaser’s calculation of Seller’s share of the Taxes of the Acquired Entities for any such Straddle Periods. If Seller disputes any item on such Straddle Period Tax Return, it shall notify Purchaser (by written notice within fifteen (15) days of receipt of Purchaser’s calculation) of such disputed item (or items) and the basis for its objection. If Seller does not object by written notice within such period, Purchaser’s calculation of Seller’s share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof. Purchaser and Seller shall act in good faith to resolve any such dispute prior to the date on which the Straddle Period Tax Return is required to be filed. No later than three (3) days prior to the filing of such Straddle Period Tax Return, Seller shall pay to Purchaser (in immediately available funds) the amount of Seller’s share of the Tax liability for the Straddle Period determined pursuant to this Section 6.7(a).
          (iii) In order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent required or permitted under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Acquired Entities for all Tax purposes. In any case where applicable Law does not permit the Acquired Entities to treat the Closing Date as the last day of the taxable year or period, such Taxes (including all real and personal property taxes) shall be prorated as of the Effective Time. With respect to such prorated Taxes, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be: (A) in the case of Taxes that are imposed on a periodic basis (such as real property Taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (B) in the case of Taxes not described in (A) (such as (x) Taxes that are based upon or measured by income or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) and (y) payroll and similar Taxes), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date.
          (b) Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, Seller shall pay all sales, value added, use, privilege, transfer, documentary, gains, stamp, duties and recording taxes and fees (including, without limitation, any penalties, interest or additions) (collectively, the “Transfer Taxes”) imposed upon any party incurred as a result of the sale of the ABS Shares. Seller shall prepare and timely file all necessary Tax Returns and other documentation with respect to any Transfer Taxes. If required by applicable Law, ABS and/or the ABS Subsidiaries shall join in the execution of any such Tax Returns or other documentation.
          (c) Post-Closing Audits and Other Procedures.
          (i) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Proceeding”) shall be delivered or sent to or commenced or initiated against any of the Acquired Entities by any Governmental Authority with respect to Taxes for which Purchaser is entitled to indemnification from Seller, Purchaser shall notify Seller in writing of the Tax Proceeding and shall include a copy of the relevant Tax Proceeding notice; provided that the failure by Purchaser to notify Seller of any such notice shall not release Seller from its obligations under this Section 6.7 and Section 6.8, except to the extent Purchaser’s failure to give the required notice materially and adversely impairs Seller’s ability to indemnify, defend or mitigate its Damages, in which case Seller shall have no obligation to indemnify Purchaser to the extent of Damages, if any, caused by such failure to give the required notice.
          (ii) With respect to Tax Proceedings of or relating to Taxes of any of the Acquired Entities for any Pre-Closing Period, Seller may, upon written notice to Purchaser (such written notice to be provided within thirty (30) days after notice of the Tax Proceeding has been given to Seller), assume and control the defense of such Tax Proceeding at its own cost and expense and with its own counsel. If Seller elects to assume the defense of any such Tax Proceeding, notwithstanding anything to the contrary contained herein: (A) Seller shall not enter into any settlement with respect to any such Tax Proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld; (B) Seller shall keep Purchaser informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to Purchaser of any related correspondence and providing Purchaser with an opportunity to review and comment on any material correspondence before Seller sends such correspondence to any Governmental Authority); and (C) at its own cost and expense, Purchaser shall have the right to participate in the defense of such Tax Proceeding.
          (iii) In connection with the contest of any Tax Proceeding that relates to (A) any Straddle Period, (B) any taxable period beginning on or after the Closing Date and (C) any Tax Proceeding that Seller has the ability to control but does not timely elect to control pursuant to Section 6.7(c)(ii), such Tax Proceeding shall be controlled by Purchaser (and Seller shall reimburse Purchaser for reasonable out-of-pocket expenses incurred by Purchaser or its Affiliates relating to a Tax Proceeding described in clause (C)), and Seller agrees to cooperate fully with Purchaser and its Affiliates in pursuing such contest (other than in connection with a Tax Proceeding described in clause (B)). Nothing contained herein shall be construed as limiting Purchaser’s right to indemnification under Section 6.8.
          (iv) Notwithstanding anything to the contrary in this Agreement, the procedure for indemnification Claims with regard to Taxes of or relating to the Acquired Entities shall be governed exclusively by this Section 6.7 and Section 6.8.
          (d) Cooperation. Following the Closing, Seller, on the one hand, and Purchaser and the Acquired Entities, on the other hand, agree to furnish or cause to be furnished to each other or their respective representatives, upon request, as promptly as practicable, such information and assistance (including access to Books and Records) relating to the Acquired Entities as is reasonably necessary for the preparation of any Tax Return, claim for refund, audit or similar matter, or the prosecution or defense of any Tax Proceeding relating to any proposed adjustment of Taxes. Purchaser, Seller, the Acquired Entities and their Affiliates shall retain (or cause to be retained) all Books and Records with respect to Tax matters pertinent to the Acquired Entities relating to any Pre- Closing Period, Straddle Period or any taxable period beginning on the Closing Date until the expiration of the relevant statutory period of limitations for the assessment of Tax.
          (e) Termination of Tax Indemnification Agreements. Seller hereby agrees and covenants that any and all Tax Indemnification Agreements that may have been entered into by the Acquired Entities shall be terminated on or before the Closing Date, and no payments to or from the Acquired Entities pursuant to any such Tax Indemnification Agreement shall be made after such termination.
          (f) Consolidated Return Principles. For all taxable periods of the Acquired Entities ending on or before the Closing Date, Seller shall cause the Acquired Entities to join in Seller’s consolidated federal income Tax Return. Seller shall include the income of the Acquired Entities (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any Taxes attributable to such income. Such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Laws. The federal income Tax Returns that include the Acquired Entities for the taxable year that ends on the Closing Date and the taxable year that begins the day after the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A). Purchaser and Seller further agree that the Acquired Entities shall become members of the federal income consolidated tax group of which Purchaser is the common parent on the day after the Closing Date. To the extent applicable, any state or local income Tax Returns shall be prepared in accordance with provisions comparable to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) under state or local Law.
          (g) Survival. Notwithstanding anything to the contrary contained in this Agreement, each of the provisions set forth in this Section 6.7 and Section 6.8 shall survive ninety (90) days after the expiration of the applicable statute of limitations (taking into account all valid extensions) for the applicable Taxes or Tax Return to which the provision relates; provided, however, in the event notice of any claim for indemnification under this Agreement shall have been given within the applicable survival period, the provisions that are the subject of the indemnification claim shall survive with respect to such claims until such time as such claim is finally resolved.
     6.8 Tax Indemnification. Seller shall indemnify, defend, and hold harmless Purchaser from and against any and all Damages for: (i) Taxes of or imposed on Seller; (ii) Transfer Taxes required to be paid by Seller pursuant to this Agreement; (iii) Taxes of or imposed upon the Acquired Entities with respect to any Pre-Closing Periods, and for any Straddle Periods but only with respect to the portion of such Straddle Period ending on the Closing Date and as determined in the manner provided in Section 6.7 of this Agreement; (iv) Taxes imposed on the Acquired Entities under Treasury Regulations Section 1.1502-6 (and corresponding provisions of state, local, or foreign Law) as a result of having been a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date, or as a transferee or successor, pursuant to any Tax Indemnification Agreement, or similar contract or arrangement, or otherwise; (v) any breach by Seller of any of the covenants and obligations contained in Section 6.7 of this Agreement; (vi) the breach or inaccuracy of the representations and warranties set forth in Section 3.14 of this Agreement and (vii) Taxes imposed on or related or attributable to the Excluded Assets or the transfer of the Excluded Assets as contemplated by Section 2.1. All amounts payable or to be paid under this Section 6.8 shall be paid in immediately available funds within five (5) Business Days after the receipt of a written request from the indemnified party entitled to such payment. The parties hereto agree to treat any payment made pursuant to this Section 6.8 and Article IX as an adjustment to the Purchase Price for all Tax purposes, except as required under applicable Law. In no event shall the indemnities provided for in this Section 6.8 be subject to the provisions of Article IX of this Agreement.
     6.9 Consents Not Obtained by Closing. Without prejudice to Section 5.1, Section 7.6 or Section 8.6, if any consent, approval, release or waiver identified on Schedule 3.5 has not been given or made, then, to the extent reasonably practicable, the parties shall use commercially reasonable efforts to enter into an alternative, lawful arrangement under which Purchaser shall have the benefit of such Material Contracts (and assume the related obligations) from and after the Effective Time and/or shall work cooperatively after the Closing to secure such consent, approval, release or waiver, in either case as Purchaser may reasonably request.
     6.10 Consultative Process. From and after the date hereof and until the Closing, Purchaser shall designate an individual or individuals whom Seller may contact during normal business hours for the purpose of approving actions or transactions for which the consent of Purchaser is required under this Agreement. The written approval of a designated individual as contemplated in this Section 6.10 shall constitute the consent of Purchaser to the transaction or action so approved.
     6.11 Confidentiality. Purchaser acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement by the parties hereto until the Closing shall have occurred and that all information provided to Purchaser or its “Representatives” (as such term is defined in the Confidentiality Agreement) in accordance with this Agreement, including any information provided to PWC in connection with the SAS 100 Review, shall be considered “Confidential Information” (as such term is defined in the Confidentiality Agreement), except as otherwise provided in the Confidentiality Agreement.
     6.12 Books and Records. Until six (6) months after the later to occur of (a) the final adjudication of any dispute or investigation involving Taxes arising out of the business, operations or affairs of the Acquired Entities before the Effective Time, (b) the final adjudication of any matter for which Seller may be required to indemnify or hold harmless any Purchaser Indemnitee pursuant to the terms of this Agreement, or (c) the running of applicable statutes of limitations, Purchaser will maintain all Books and Records of the Acquired Entities that relate to the pre-Closing business, operations, assets and properties of the Acquired Entities, and shall give Seller access to all such Books and Records for legitimate business purposes, following reasonable notice and during regular business hours. In addition to the following, Purchaser shall not, without ninety (90) days’ prior written notification (a “Destruction Notice”) to Seller, destroy any pre-Closing Books and Records of the Acquired Entities. Following Seller’s receipt of a Destruction Notice, if Seller advises Purchaser in writing within such ninety-day period, Purchaser will promptly deliver the applicable Books and Records to Seller.

     6.13 Section 338 Election.
          (a) With respect to the acquisition of the ABS Shares hereunder, Purchaser, Seller and their respective Affiliates shall jointly make an election or elections under Section 338(h)(10) of the Code and any corresponding elections under state, local and foreign Laws with respect to the Acquired Entities (the “Section 338 Election”).
          (b) As soon after the Closing Date as is practicable and in any event not later than sixty (60) days after the Closing Date, Purchaser shall prepare IRS Form 8023 (and all required attachments) and any similar forms required to be filed in order to effect the Section 338 Election under state, local or foreign Law (the “Election Forms”) and shall present such Election Forms to Seller for approval (which approval shall not be unreasonably withheld or delayed) after their completion. Seller and its Affiliates shall timely execute the Election Forms. Purchaser shall file the Election Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign Law, and Seller and its Affiliates shall cooperate with Purchaser in timely filing the Election Forms and shall take any other actions that are necessary for making or perfecting the Section 338 Election.
          (c) (i) Seller and Purchaser and their respective Affiliates shall cooperate with each other to take all other actions necessary and appropriate (including filing such forms (including IRS Forms 8883), Tax Returns, elections, schedules and other documents as may be required) to preserve and report the Section 338 Election in accordance with Section 338(h)(10) of the Code and the corresponding provisions of state, local and foreign Laws, and (ii) Seller and Purchaser and their respective Affiliates shall report the sale of the ABS Shares pursuant to this Agreement consistent with the Section 338 Election and shall take no position contrary thereto in any Tax Return, in any discussion with or proceeding before any taxing authority, or otherwise, except where required otherwise by applicable state, local or foreign Law, and shall take no position contrary thereto unless required to do so pursuant to a “determination” within the meaning of Section 1313 of the Code.
     6.14 Seller Minimum Net Worth; Restrictions on Seller Transfers. Until the later of (i) the second anniversary of the Closing and (ii) the disposition of all Claims (as defined in Section 9.3 hereof) for which Seller may have an obligation to make indemnification, Seller shall (a) except as provided in clause (b) below, maintain a net worth (as used in this Section, “net worth” shall mean the fair market value of assets minus the fair market value of liabilities) of not less than $40,000,000 (or, after the second anniversary after the Closing, such lesser amount as shall equal the aggregate amount then sought in any remaining Claims) and maintain its corporate existence and (b) not dissolve, liquidate, reorganize, merge (where it is not the surviving entity), sell all or substantially all of its assets, or enter into or consummate any other similar organic transaction (collectively, an “Organic Transaction”), unless the purchaser, successor, transferee or surviving or resulting entity in any such transaction delivers to Purchaser written evidence (in form and substance reasonably acceptable to Purchaser) that it has (x) fully and irrevocably assumed all of Seller’s obligations under this Agreement and (y) a net worth of not less than $40,000,000 (or such lesser amount as described above), in which event the foregoing requirements regarding Seller’s maintaining a minimum net worth and its corporate existence shall terminate. For purposes of this Section 6.14, (i) an Organic Transaction with respect to Seller shall be deemed to have occurred upon a sale of all or substantially all of the assets of Value Options, Inc. (other than to an entity wholly owned by Seller) and (ii) notwithstanding anything to the contrary set forth in this Agreement, the issuance, sale, distribution or other disposition of any shares of any class of Seller’s or any of its Subsidiary’s securities shall not be considered an “Organic Transaction” and shall not affect Seller’s obligation to maintain a net worth in accordance with this Section 6.14.
     6.15 Shared Services Agreement; Agreements between Acquired Entities and RX Innovations. Commencing on the date hereof, the parties agree to negotiate in good faith:
          (a) an amendment to the Shared Services Agreement containing terms mutually satisfactory to Purchaser and Seller; provided, however, at Purchaser’s sole election, the Shared Services Agreement shall be terminated at or prior to Closing without further obligation (including any penalty, fine, termination fee, etc.) of Purchaser or any Acquired Entity; and

          (b) an amendment to any Contract or arrangement between RX Innovations and any Acquired Entity containing terms mutually satisfactory to Purchaser and Seller; provided, however, at Purchaser’s sole election, any Contract or arrangement between RX Innovations and any Acquired Entity shall be terminated at or prior to Closing without further obligation (including any penalty, fine, termination fee, etc.) of Purchaser or any Acquired Entity.
     6.16 Corporate Office Lease. Commencing on the date hereof, the parties agree to negotiate in good faith an amendment to the Corporate Office Lease containing terms mutually satisfactory to Purchaser and Seller; provided, however, it is anticipated that such amendment will (i) reduce the number of square feet rented and (ii) provide that the rent per square foot will not increase above the amount in effect on the date hereof; provided, further, however, at Purchaser’s sole election, the Corporate Office Lease shall be terminated at or prior to Closing without further obligation (including, without limitation, any penalty, fine, termination fee, etc.) of Purchaser or any Acquired Entity.
     6.17 Cash Management. At the Effective Time, Purchaser shall assume and take control of all bank accounts of ABS. The last sweep of ABS’ bank accounts by Seller shall occur on the last Business Day immediately preceding the Closing Date. Seller shall be responsible for satisfying all checks, drafts and orders to draw funds on any ABS bank account issued prior to the Effective Date.
     6.18 Severance Payments. Notwithstanding anything to the contrary herein, Seller shall be solely responsible for any payment, obligation or entitlement arising from or related to the termination (on or prior to the Closing Date) of any present or former employee of Seller or any Acquired Entity or otherwise resulting from the transactions contemplated by this Agreement.
     6.19 Adverse Changes. Notwithstanding anything contained in this Agreement to the contrary (except as set forth in Section 7.21(c)), Purchaser acknowledges and agrees that: as used in this Agreement, “Material Adverse Effect,” “material”, “materially” and all other materiality qualifiers shall exclude (a) any circumstances or facts of which Purchaser is actually aware, or could reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation (“Awareness”), as of the date hereof involving changes in, or effects on, the Acquired Entities, including, without limitation, their business, performance, operations, contribution margin, cash flow, results of operations, financial condition, assets, liabilities, facilities, technology, compliance with law and regulations and prospects (which term shall include, without limitation, for purposes of this Agreement, the failure to meet projections, forecasts or estimates as described in clause (d) below, including, without limitation, the items referred to on Schedule 6.19, (b) any circumstances or facts involving, changes in, or effects on, the Acquired Entities arising out of, resulting from, relating to or affecting the’ business, performance, operations, contribution margin, cash flow, results of operations, financial condition, prospects, projections, forecasts or estimates of the Acquired Entities from and after the date of this Agreement, provided, however, that, with respect to the period from the date of this Agreement to the Closing, the foregoing exclusions under this clause (b) shall not be deemed to exclude circumstances, facts, changes or effects, including, without limitation, legal and regulatory matters, of which Purchaser does not have Awareness and that adversely affect the Acquired Entities in ways other than performance, operations, contribution margins, cash flow, results of operations, financial condition or prospects, (it being understood and agreed that the fact that any such other adverse effect described in the immediately foregoing proviso may also adversely affect the Acquired Entities’ business, performance, operations, contribution margin, cash flow, results of operations, financial condition, prospects, projections, forecasts or estimates will not preclude Purchaser from asserting that such other adverse effect has a Material Adverse Effect or materially affects the Acquired Entities) (c) any reserve adjustments included in the Company Financial Statements, (d) all failures of the Acquired Entities to meet any projections, forecasts or estimates (including, without limitation, projections, forecasts and estimates relating to census numbers, referrals, earnings, net revenue or other financial metrics) furnished or made available to Purchaser, whether for any period before, including or after the date hereof (including any such failures occurring after the date hereof) and whether for any facility, business, entity or aggregate entities, (e) any actual or alleged breach of, or misrepresentations or inaccuracies in, this Agreement by Seller based on or arising from the matters disclosed, described or referred to in this Section 6.19 or disclosed, described, referred to or cross-referenced in Schedule 6.19 and (f) any circumstances, facts, changes or effects on the Acquired Entities arising out of, resulting from or relating to a loss of Joint Commission on Accreditation of Healthcare Organizations accreditation at First Hospital Panamericano, Inc. (“First Hospital”), but expressly not excluding the loss of any license required for the operation of First Hospital’s business in the ordinary course (such matters described in clauses (a), (b), (c), (d), (e) and (f) individually or collectively, an “Adverse Business Effect”). Purchaser also acknowledges and agrees that, notwithstanding anything contained in this Agreement to the contrary, (a) no breach, misrepresentation or inaccuracy of any of the representations, warranties, covenants or other agreements, or failure of any conditions to be satisfied, set forth in this Agreement shall occur or exist arising out of, resulting from or relating to an Adverse Business Effect, and (b) Purchaser will not assert, or bring any claim, action, suit or proceeding (for indemnification under Article IX or otherwise) relating to, any breach, misrepresentation or inaccuracy of any of the representations, warranties, covenants or other agreements, or failure of any condition to be satisfied, set forth in this Agreement arising out of, resulting from or relating to an Adverse Business Effect.
     6.20 Third Party Consents. Seller and Purchaser shall cooperate with each other to the extent reasonably requested by the other in endeavoring to obtain the consents to the transactions contemplated hereby from third parties to the Material Contracts listed on Schedule 3.5.
     6.21 Title Policies, Surveys, and Environmental Site Assessments.
          (a) Seller shall cooperate with Purchaser and its counsel to the extent reasonably requested by Purchaser in Purchaser’s endeavoring to receive currently dated commitments for the issuance of title policies or endorsements on all of the Real Property that is either (A) designated in Schedule 3.11(b) as a parcel that is owned by any Acquired Entity or (B) designated in Schedule 3.11(c) as a Real Property leasehold interest;
          (b) Seller shall cooperate with Purchaser and its counsel to the extent reasonably requested by Purchaser in Purchaser’s endeavoring to receive such affidavits from Seller and its officers and indemnities from Seller as may be required by the title company in order to issue Non-Imputation Endorsements;
          (c) Seller shall cooperate with Purchaser and its counsel to the extent reasonably requested by Purchaser in Purchaser’s endeavoring to receive “as built” surveys with respect to each parcel of Real Property designated in Schedule 3.11(b) and Schedule 3.11(c) hereto as parcels for which as-built survey shall be obtained; and
          (d) Seller shall cooperate with Purchaser and its counsel to the extent reasonably requested by Purchaser in Purchaser’s endeavoring to receive an environmental site assessment with respect to each parcel of Real Property designated in Schedule 3.11(b) and Schedule 3.11(c) as parcels for which an Environmental Site Assessment shall be obtained.
     6.22 Absence of Liens. Seller shall cooperate with Purchaser to the extent reasonably requested by Purchaser in Purchaser’s endeavoring to receive evidence reasonably satisfactory to Purchaser that none of the ABS Shares, ABS Subsidiary Shares or the assets of any Acquired Entity are subject to any Liens, except for Permitted Liens.
     6.23 Transition Services Agreement. Seller and Purchaser shall negotiate, in good faith, the terms of a transition services agreement and endeavor to enter into such agreement prior to the Closing.
     6.24 Competing Transactions From the date hereof until the earlier of the Closing or the termination of this Agreement, Purchaser agrees that neither Purchaser nor any Affiliate thereof nor any of their respective officers, directors or representatives will enter into, or consummate, any acquisition, sale, merger, consolidation, reorganization or other business combination or financing transaction if entering into or consummating such transaction, as the case may be, would interfere with or delay the consummation as promptly as practicable of the transactions contemplated by this Agreement, or the obtaining of Permits, consents or approvals of Governmental Authorities or other third parties, or financing by Purchaser, in connection therewith.

     6.25 Financing Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Purchaser’s obligations hereunder are not conditioned in any manner whatsoever upon Purchaser’s obtaining the Funds. Purchaser will obtain the Funds prior to December 1, 2006.
     6.26 Dismissal of Pending Lawsuit Seller shall, within two (2) business days of this Agreement, take all actions necessary or proper to cause to be voluntarily dismissed without prejudice that certain lawsuit styled FHC Health Systems, Inc. v. Psychiatric Solutions, Inc., pending in the Chancery Court for the State of Delaware, Case No. 2460-N.
     6.27 Withdrawal of Termination Notice. Purchaser’s notice of termination, delivered October 9, 2006, is hereby withdrawn by Purchaser, and the parties acknowledge and agree that such termination is and shall be null, void and of no force of effect with respect to the effectiveness of this Agreement, which effectiveness shall be deemed to have continued uninterrupted since its execution and delivery on May 26, 2006.
     6.28 Financial Review. Seller will use its commercially reasonable efforts to provide PriceWaterhouseCoopers (“PWC”) with access to customary financial information, responses to inquiries and other such cooperation as necessary for PWC to complete for Purchaser a SAS 100 review of ABS’s quarterly financial statements as of and for the period ended September 30, 2006 (the “SAS 100 Review”). Seller shall have no responsibility, liability or obligation (other than as a result of fraud on the part of Seller), to any party, including, without limitation, PWC, Purchaser or Purchaser’s shareholders, lenders, directors or officers, arising from or related to such SAS 100 Review. Purchaser shall be responsible for all costs and expenses associated with the SAS 100 Review, including, without limitation, the engagement of PWC and any reasonable costs and expenses incurred by Seller or the Acquired Entities in connection with this Section 6.28. Notwithstanding any other provision of this Agreement, the failure of PWC to complete its SAS 100 review prior to the Closing shall not be a condition to Purchaser’s obligations to purchase the ABS Shares and consummate the transactions contemplated hereby on the Closing Date.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF PURCHASER
     Except as may be waived by Purchaser, the obligations of Purchaser to purchase the ABS Shares and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
     7.1 Representations and Warranties. The representations and warranties of Seller set forth in Article III of this Agreement (disregarding any Material Adverse Effect or materiality qualifiers therein) shall be true and correct as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date, in which case as of such date), except for such failures to be true and correct which would not reasonably be expected to have a Material Adverse Effect.
     7.2 Compliance with Agreement. On and as of the Closing Date, Seller shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date (including, but not limited to, the covenants contained in Section 5.5).
     7.3 Closing Certificates. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Seller by an authorized officer thereof, certifying the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.
     7.4 Secretary’s Certificates. At the Closing, Purchaser shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Seller:

          (a) resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements that Seller is required to execute and deliver pursuant to the terms of this Agreement;
          (b) if approval thereof is required by Law or Seller’s Constituent Documents, resolutions of the stockholders of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements that Seller is required to deliver on the Closing Date pursuant to this Agreement; and
          (c) the signature and incumbency of the respective officers of Seller authorized to execute and deliver this Agreement and the other agreements and certificates that Seller is required to deliver on or before the Closing Date pursuant to this Agreement.
     7.5 Opinion of Counsel. At the Closing, Purchaser shall have received an opinion, dated the Closing Date, of Christian & Barton, LLP, counsel for Seller, in the form of Exhibit 7.5 attached hereto.
     7.6 Consents, Authorizations, Etc. All Permits that are or should be set forth on Schedules 5.1 and 6.2 hereto that are required to be obtained or given prior to the Closing shall have been obtained or given or Seller shall have received reasonable assurances from Governmental Authorities to satisfy Purchaser that such Permits will be obtained in a timely manner post-Closing, and all applicable waiting periods with respect thereto shall have expired. All consents from third parties to the Material Contracts listed on Schedule 6.4 shall have been obtained or given.
     7.7 No Action or Proceeding. On the Closing Date, (a) no valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Purchaser, may result in a decision, ruling or finding that individually or in the aggregate has or would reasonably be expected to adversely affect the validity or enforceability of this Agreement, or materially impair the ability of Purchaser to perform its obligations under this Agreement, and (c) neither the U.S. Department of Justice nor the Federal Trade Commission (the “FTC”) shall have requested, orally or in writing, that Seller delay or postpone the Closing, and the Attorney General of any State of the United States shall not have requested, in writing, that Seller delay or postpone the Closing.
     7.8 Constituent Documents. Seller shall have delivered to Purchaser true and complete copies of the respective Constituent Documents of the Acquired Entities as in effect on the Closing Date.
     7.9 Resignation of Boards of Directors and Officers. Each then-current officer and/or member of the board of directors of any of the Acquired Entities as requested by Purchaser pursuant to Section 5.12 shall have tendered his or her written resignation as an officer and/or director to the applicable Acquired Entity, such resignations to be effective at or before the Effective Time.
     7.10 Good Standing Certificates. At the Closing, Seller shall have delivered to Purchaser good standing certificates issued with respect to Seller and each of the Acquired Entities issued by the Secretary of State of the relevant entity’s state of incorporation or organization. Each such good standing certificate shall be dated as of a date that is not more than ten (10) days prior to the Closing Date, or if not so available within such period then a date as close to the Closing Date as reasonably practicable.
     7.11 Intentionally Omitted.
     7.12 Termination of Guarantees. Except for guarantees pursuant to physician Contracts which have been entered into in the ordinary course of business and identified on Schedule 7.12 hereto, all guarantees executed by any Acquired Entity shall have been terminated.

     7.13 Restrictive Covenants Agreements. Purchaser shall have received Restrictive Covenants Agreements in the forms attached hereto as Exhibits 5.14(a) and 5.14(b) duly executed by each of the individuals listed on Schedule 5.14.
     7.14 FIRPTA. Purchaser shall have received from Seller a copy of a statement, dated not earlier than thirty (30) days before the Closing Date, issued by Seller that complies with the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations and certifies that Seller is not a foreign person.
     7.15 Joinder. Purchaser shall have received a Joinder, in the form attached hereto as Exhibit 7.15, duly executed by the Person identified on such Exhibit 7.15, in which such Person joins in Seller’s covenants and agreements contained in Section 6.14 and agrees to be responsible, on a joint and several basis with Seller, for Seller’s performance of its obligations under such Section 6.14 and any damages to Purchaser arising from a breach by Seller thereof.
     7.16 Shared Services Agreement. Seller shall have (i) executed and delivered to Purchaser an amended and restated Shared Services Agreement reasonably satisfactory to Purchaser or (ii) if either such amended and restated Shared Services Agreement is not agreed to by Seller and Purchaser, or Purchaser otherwise elects, delivered evidence satisfactory to Purchaser that the Shared Services Agreement has been terminated and will be of no force or effect subsequent to Closing.
     7.17 Intentionally Omitted.
     7.18 No Material Adverse Change. Subject to Section 6.19, since the date of this Agreement, there shall not have been any change that would reasonably be expected to result in a Material Adverse Effect.
     7.19 Absence of Lien. At the Closing, none of the ABS Shares or the ABS Subsidiary Shares will be subject to any Liens, other than Permitted Liens.
     7.20 Intentionally Omitted.
     7.21 Waiver of Conditions.
     (a) Purchaser may waive any condition of this Article VII to the extent permitted by applicable Law. Except as otherwise provided herein, the consequences of any such waiver shall be the elimination of the waived condition as a valid basis for Purchaser to refuse to close the transactions contemplated by this Agreement. In addition, if the transactions contemplated hereby close, Purchaser shall be deemed to have waived any unsatisfied conditions under this Article VII.
     (b) Notwithstanding any other provision of this Agreement, in the event that the Closing has not occurred by December 1, 2006, but all conditions to the obligations of Purchase (other than as set forth in the first sentence of Section 7.6) shall have been satisfied or capable of being satisfied if the Closing had occurred on such date, the obligations of Purchaser to purchase the ABS Shares and to consummate the transactions contemplated hereby shall not thereafter be conditioned upon the satisfaction of any of the conditions in this Article VII (other than the satisfaction of the conditions set forth in Section 7.7 hereof and the satisfaction in all material respects of the condition set forth in the first sentence of Section 7.6 hereof) and any and all such conditions shall be deemed to be eliminated and not in effect and Purchaser shall not assert the failure of any such conditions to be satisfied; provided, however, that Seller nonetheless shall deliver at Closing all closing documents contemplated by this Agreement, except that the closing documents to be delivered pursuant to Section 7.3 and Section 7.5 may be dated and be effective as of December 1, 2006.
     (c) Notwithstanding anything contained in this Agreement to the contrary, Purchaser hereby expressly acknowledges and agrees that, subsequent to November 17, 2006, (a) the loss by an Acquired Entity of any license or permit required for the operation of such Acquired Entity’s business in the ordinary course and (b) the modification by the Commonwealth of Virginia of The Pines Residential Treatment Center’s licensure status from a full residential treatment center license to a provisional or conditional residential treatment center license, shall be the only circumstance or fact involving a change in or effect on the Acquired Entities that may be asserted by Purchaser, or that shall be considered, in determining whether a Material Adverse Effect or breach of any provision in this Agreement qualified by “material”, “materially” and all other materiality qualifiers has occurred or exists, it being understood and agreed that (i) “Material Adverse Effect”, “material”, “materially” and all other materiality qualifiers as used in this Agreement shall subsequent to November 17, 2006, exclude all other circumstances and facts relating to, changes in and effects on the Acquired Entities other than the matters set forth in clauses (a) and (b) above, and (ii) the reference to the matters set forth in clauses (a) and (b) does not constitute an admission by Seller or the Acquired Entities that such matters rise to any level of materiality or a Material Adverse Effect.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SELLER
     Except as may be waived in writing by Seller, the obligations of Seller to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
     8.1 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement (disregarding any Material Adverse Effect or materiality qualifiers therein) shall be true and correct as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date, in which case as of such date), except for such failures to be true and correct which would not reasonably be expected to have a Material Adverse Effect.
     8.2 Compliance with Agreement. On and as of the Closing Date, Purchaser shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date
     8.3 Closing Certificates. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an authorized officer thereof, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.
     8.4 Secretary’s Certificate. At the Closing, Seller shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchaser:
          (a) resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchaser is required to execute and deliver pursuant to the terms of this Agreement; and
          (b) the signature and incumbency of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and certificates that Purchaser is required to deliver on or before the Closing Date pursuant to this Agreement.
     8.5 Opinion of Counsel. At the Closing, Seller shall have received an opinion, dated the Closing Date, of Waller Lansden Dortch & Davis, LLP, counsel for Purchaser, in the form of Exhibit 8.5 attached hereto.
     8.6 Consents, Authorizations, Etc. All Permits that are or should be set forth on Schedules 5.1 and 6.2 hereto that are required to be obtained or given prior to the Closing shall have been obtained or given, and all applicable waiting periods with respect thereto shall have expired.
     8.7 No Action or Proceeding. On the Closing Date, (a) no valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental

Authority or threatened by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Seller, may result in a decision, ruling or finding that individually or in the aggregate has or would reasonably be expected to adversely affect the validity or enforceability of this Agreement or materially impair the ability of Seller to perform its obligations under this Agreement, and (c) neither the U.S. Department of Justice nor the FTC shall have requested, orally or in writing, that Seller delay or postpone the Closing, and the Attorney General of any State of the United States shall not have requested, in writing, that Seller delay or postpone the Closing.
     8.8 Good Standing Certificate. At the Closing, Purchaser shall have delivered to Seller a good standing certificate issued with respect to Purchaser by the Secretary of State of Purchaser’s state of incorporation. Such good standing certificate shall be dated as of a date that is not more than five (5) days prior to the Closing Date.
     8.9 Restrictive Covenants Agreements. Purchaser shall have delivered to Seller the duly executed Restrictive Covenants Agreement in the form attached hereto as Exhibit 5.14(a).
     8.10 Waiver of Conditions. Seller may waive any conditions of this Article VIII to the extent permitted by applicable Law. Except as otherwise provided herein, the consequences of any such waiver shall be the elimination of the waived condition as a valid basis for Seller to refuse to close the transactions contemplated by this Agreement. In addition, if the transactions contemplated hereby close, Seller shall be deemed to have waived any unsatisfied conditions under this Article VIII.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification by Seller. Subject to the provisions of Section 6.19 and this Article IX, Seller shall indemnify and hold harmless Purchaser, any Affiliate of Purchaser, the respective officers, directors, stockholders, employees, agents and representatives of Purchaser and its Affiliates, and each such Person’s respective successors and assigns (each, a “Purchaser Indemnitee”) from and after the Effective Time from and against any Damages incurred or suffered by such Purchaser Indemnitee as a result of or arising from (a) any breach, misrepresentation or inaccuracy in any of the representations and warranties made herein by Seller that survive the Closing (other than the representations contained in Section 3.14), (b) any breach of any of the covenants or agreements made herein by Seller that survive the Closing (other than the covenants contained in Sections 6.7 and 6.8), (c) any matter disclosed on Schedule 9.1 and (d) any fraud, willful misconduct or criminal acts of Seller (including any Affiliate, officer, employee or agent thereof). The sole recourse of a Purchaser Indemnitee for any and all Damages relating to or arising from a breach of any of the representations, covenants or agreements contained in Section 3.14 or Section 6.7 shall be controlled by the provisions of Section 6.8.
     9.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller, any Affiliate of Seller, the respective officers, directors, managers, members, employees, agents and representatives of Seller and their respective Affiliates, and each such Person’s respective successors and assigns (each a “Seller Indemnitee”) from and after the Effective Time from and against any Damages incurred or suffered by such Seller Indemnitee as a result of or arising from (a) any breach, misrepresentation or inaccuracy in any of the representations and warranties made herein by Purchaser that survive the Closing, (b) any breach of any of the covenants or agreements made herein by Purchaser that survive the Closing, (c) any fraud, willful misconduct or criminal acts of Purchaser (including any Affiliate, officer, employee or agent thereof) and (d) the SAS 100 Review or any use or disclosure thereof (except as a result of fraud on the part of Seller).
     9.3 Claims Procedures. In the case of any Damages for which indemnification is sought hereunder, the party seeking indemnification (the “Indemnitee”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the existence and nature of such Damages, as well as the claim, demand, action or proceeding, if any, out of which the Damages arise (a “Claim”); provided, however, that no failure or delay by the Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnitee harmless, except to the extent the Indemnitee’s failure to give or delay in giving the required notice materially impairs the Indemnifying Party’s ability to indemnify, defend or mitigate its Damages, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnitee to the extent of Damages, if any, caused by such failure to give or delay in giving the required notice. If such Damages arise out of a Claim by a third party, the Indemnitee must give the Indemnifying Party a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnifying Party at the Indemnifying Party’s sole cost and expense and with counsel of its own selection, and the Indemnifying Party shall pay any resulting settlements (including all associated Damages), satisfy any judgments or comply with any decrees; provided, further, however, that the Indemnitee shall at all times also have the right fully to participate in the defense at Indemnitee’s sole cost and expense so long as such participation occurs without hindering or impairing the defense of the Indemnifying Party. Notwithstanding the foregoing, without the prior written consent of the Indemnitee, the Indemnifying Party shall not compromise or settle any Claim if (i) the terms thereof impose any liability or obligations on the Indemnitee or (ii) the terms thereof fail to include an unconditional general release of the Indemnitee with respect to all liabilities and obligations in respect of such Claim. If the Indemnifying Party shall, within a reasonable time after said notice, fail to defend a Claim, the Indemnitee shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection therewith from the Indemnifying Party. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle any Claim.
     9.4 Limitations on Claims.
          (a) Liability Thresholds. Except as otherwise set forth in this Section 9.4(a), no Damages with respect to Claims arising out of this Article IX shall be payable pursuant to this Article IX unless and until the aggregate amount of Damages incurred by the Indemnitee under this Article IX with respect to such Claims equals or exceeds an amount equal to $250,000.00 (the “Liability Threshold”). Once the Liability Threshold for such Claims has been reached, the Indemnitee shall be entitled to indemnity under this Article IX for any and all Damages back to the first dollar of Damages; provided, however, that with respect to Claims for indemnification pursuant to Section 9.1(a), 9.1(b), 9.2(a), 9.2(b) or 9.2(c), the aggregate amount of Seller’s and Purchaser’s liability under Article IX shall not exceed $40,000,000.00. Notwithstanding anything in this Agreement to the contrary, Seller’s or Purchaser’s liability for Claims for indemnification pursuant to Sections 6.8, 9.1(c), 9.1(d) and 9.2(d) shall not be subject to any Liability Threshold or liability cap.
          (b) Subrogation. Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to all Persons relating to the matter for which indemnification has been made.
          (c) Survival of Representations and Warranties; Limitation of Time to Bring Claims. The representations and warranties set forth in this Agreement shall survive the Closing and shall expire twenty-four (24) months after the Effective Time, other than (x) those set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.11(a), 3.11(b), 4.1 and 4.2 hereof, which shall survive in perpetuity, and (y) those set forth in Sections 3.12, 3.14, 3.18, 3.22, 3.26, 3.27, 3.28, 3.29, 3.30 and 3.32 hereof insofar as any Damages relate to Claims made against Purchaser or its Affiliates by third parties, which shall survive until ninety (90) days after the expiration of the applicable statute of limitations (taking into account all valid extensions). No Claim for indemnification arising out of a breach of representations and warranties in this Agreement may be brought after the applicable time provided for in this Section 9.4(c).
     9.5 Miscellaneous.

          (a) The amount of any Damages for which indemnification is provided under this Article IX shall be net of any duplicative amounts recovered by the Indemnitee under insurance policies or from unaffiliated third Persons with respect to such Damages.
          (b) Subject to Section 6.19, the obligations to indemnify under this Article IX shall be without regard to whether the Indemnitee(s) had any knowledge of the facts or circumstances giving rise to such indemnification.
          (c) For purposes of the calculating the amount of Damages to which an Indemnitee is entitled under this Article IX (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” “Material Adverse Effect” and other qualifiers, modifiers or limitations (including monetary values and qualifiers as to “knowledge”) shall be disregarded.
ARTICLE X
TERMINATION
     10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:
          (a) by mutual written consent of Purchaser and Seller;
          (b) by either Purchaser or Seller, by notice in writing to the other party if a Governmental Authority shall have permanently enjoined, restrained or otherwise prohibited (by a Court Order that has become final and non-appealable) the consummation of the transactions contemplated by this Agreement;
          (c) by Purchaser, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (a) would give rise to the failure of a condition set forth in Article VII, except Section 7.7, and (b) cannot be or has not been cured within ten (10) days after Purchaser’s giving written notice to Seller of such breach (a “Seller Material Breach”) (provided that Purchaser is not then in Purchaser Material Breach);
          (d) by Purchaser, if the board of directors of Seller or any committee thereof shall have withdrawn its approval of this Agreement (for any reason other than the event set forth in Section 10.1(f)) or approved, recommended or called any meeting of stockholders to vote on any Acquisition Proposal;
          (e) by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (a) would give rise to the failure of a condition set forth in Article VIII, except for Section 8.7, and (b) cannot be or has not been cured within ten (10) days after Seller’s giving written notice to Purchaser of such breach (a “Purchaser Material Breach”) (provided that Seller is not then in Seller Material Breach);
          (f) by either Purchaser or Seller, by written notice to the other party, if the Closing shall not have occurred by December 31, 2006, provided that Purchaser, if it is the terminating party, is not then in Purchaser Material Breach, and Seller, if it is the terminating party, is not then in Seller Material Breach; or
          (g) by Purchaser, if Seller has not obtained all consents, authorizations and approvals required under the Credit Facilities necessary to consummate the transactions contemplated hereby by December 31, 2006.
     10.2 Effect of Termination.
          (a) In the event of termination of this Agreement by either Seller or Purchaser pursuant to Section 10.1, this Agreement shall become void and have no effect without any liability or obligation on the part of Purchaser or Seller, except for the obligations and provisions set forth in Sections 5.15, 6.11, 10.2, 12.1, 12.2, 12.5,

12.6, 12.7, 12.8, 12.9, 12.10 and 12.12 and except such termination pursuant to Section 10.1(c) or (e) shall not relieve the party breaching or failing to perform its obligations under this Agreement of any liability for any breach of, or failure to perform its obligations under, this Agreement.
          (b) Except as set forth in this Section 10.2 and Section 12.1, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.
          (c) In the event of termination of this Agreement by Seller pursuant to Section 10.1(e), then, except as set forth in the proviso to this sentence, Purchaser shall pay Seller the Liquidated Damages and shall pay Seller’s reasonable out-of-pocket expenses incurred in connection with this Agreement (and the transactions contemplated hereby), including the reasonable fees and expenses of financial advisors, accountants and legal counsel (collectively, “Termination Expenses”), in immediately available funds, within two (2) Business Days following termination of this Agreement; provided, however, that if Purchaser’s breach of, or failure to perform its obligations under, any of its representations, warranties, covenants or agreements contained in this Agreement giving rise to the termination by Seller pursuant to Section 10.1(e) was (i) willful or intentional or (ii) related to any failure of Purchaser for any reason to obtain the Funds, including, without limitation, any breach by Purchaser of, or failure by Purchaser to perform its obligations under, Sections 4.5, 6.4 or 6.25 hereof, whether or not willful or intentional, then Seller shall be entitled to all remedies available at law in connection with such breach or failure to perform, which remedies shall not be limited to Liquidated Damages. In the event of termination of this Agreement by Purchaser pursuant to Sections 10.1(c) or 10.1(g), then, except as set forth in the proviso to this sentence, Seller shall pay Purchaser the Liquidated Damages and shall pay Purchaser’s Termination Expenses in immediately available funds within two (2) Business Days following termination of this Agreement; provided, however, that if Seller’s breach of, or failure to perform its obligations under, any of its representations, warranties, covenants or agreements contained in this Agreement giving rise to the termination by Purchaser pursuant to Section 10.1(c) was willful or intentional, Purchaser shall be entitled to any and all remedies available at law in connection with such breach or failure to perform, which remedies shall not be limited to Liquidated Damages.
          (d) If this Agreement shall have been terminated pursuant to Section 10.1(d), then Seller shall pay Purchaser an amount equal to $10,000,000.00 (the “Break-up Fee”), plus all of Purchaser’s Termination Expenses. Payment of any amounts pursuant to this Section 10.2(d) shall be made as directed by Purchaser by wire transfer of immediately available funds within two (2) Business Days of such termination.
          (e) If within one (1) year after termination of this Agreement by Purchaser pursuant to Section 10.1(c), Seller enters into a definitive agreement concerning an Acquisition Proposal or consummates an Acquisition Proposal, then upon entering into such definitive agreement or consummating an Acquisition Proposal, Seller shall pay Purchaser the Break-up Fee less the Liquidated Damages previously paid to Purchaser by Seller, as directed by Purchaser, by wire transfer of immediately available funds within two (2) Business Days thereof.
          (f) In the event of termination of this Agreement by Purchaser pursuant to Section 10.1(c), or by Seller pursuant to Section 10.1(e), the exclusive remedy of the other party shall be as set forth in Section 10.2(c).
ARTICLE XI
NOTICES
     11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including facsimile, telecopy and telex) or when delivered by overnight courier, or if mailed, five (5) days after being deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:

If to Seller, to:	FHC Health Systems, Inc.
240 Corporate Boulevard

Norfolk, Virginia 23502
Attention: Ronald I. Dozoretz, M.D.
Fax: (757) 459-5402

With copies to:	Christian & Barton, LLP
909 East Main Street, Suite 1200
Richmond, Virginia 23219-3095
Attention: William J. Newman, Jr.
Fax: (804) 697-6153

Skadden, Arps, Slate, Meagher & Flom, LLP
4 Times Square
New York, New York 10036
Attention: Kenneth J. Bialkin & Paul T. Schnell
Fax: (917) 777-2322

If to Purchaser, to:	Psychiatric Solutions, Inc.
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067
Attention: Christopher L. Howard
Fax: (615) 312-5711

With a copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Matthew R. Burnstein
Fax: (615) 244-6804
Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Section 11.1.
ARTICLE XII
MISCELLANEOUS
     12.1 Fees and Expenses. Except as otherwise provided in this Agreement, Seller shall pay its own expenses (including, without limitation, the expenses of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred prior to the Effective Time) and Purchaser shall pay its own expenses (including, without limitation, the fees and expenses of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred after the Effective Time) in connection with this Agreement and the transactions contemplated hereby. Purchaser and Seller shall share equally the filing fees with respect to the parties’ filings under the HSR Act.
     12.2 Entire Agreement. Except for documents and agreements executed pursuant hereto, the provisions of the Confidentiality Agreement (which Confidentiality Agreement shall survive the parties’ execution and delivery of this Agreement) and the other documents and agreements contemplated hereby, this Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby). Except for the Confidentiality Agreement, this Agreement, including the exhibits and schedules hereto and other documents and agreements delivered in connection herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     12.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.
     12.4 Amendment. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.
     12.5 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.
     12.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Purchaser and their respective successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.
     12.7 GOVERNING LAW, CONSTRUCTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other Governmental Authority by reason of any party’s having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHTS TO DEMAND TRIAL BY JURY.
     12.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise.
     12.9 No Assignment. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to other Persons who (a) are wholly-owned (directly or indirectly) by Purchaser and (b) agree to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to the administrative agent for the benefit of the lenders as collateral for all obligations under Purchaser’s senior credit facility, as it may exist from time to time. Notwithstanding the assignment of this Agreement or any rights or obligations hereunder, the assignor shall be jointly and severally liable with its assignee for its obligations hereunder.
     12.10 Headings; Gender, Etc. The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words will refer to this entire Agreement, and (d) the terms “Article,” “Section,” “Schedule” and “Exhibit” will refer to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.
     12.11 Access to Information. Seller and Purchaser agree that, from time to time after the Closing, upon the reasonable request of another party hereto, they will cooperate and will cause its respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Acquired

Entities. Without limiting the generality of the foregoing, (a) Seller will give and will cause its Affiliates to give representatives of the Acquired Entities reasonable access to all Books and Records of Seller reasonably requested by the Acquired Entities or Purchaser in the preparation of any post-Closing financial statements, reports or Tax Returns of the Acquired Entities; and (b) Purchaser will give and will cause the Acquired Entities to give representatives of Seller reasonable access to all Books and Records of the Acquired Entities reasonably requested by Seller in the preparation of any post-Closing financial statements, reports or Tax Returns of Seller.
     12.12 Severability; Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     12.13 Cooperation. Upon request, each of the parties hereto shall cooperate with the other in good faith, at the requesting party’s expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements, or disputes involving any of the parties hereto (other than in a dispute among such parties or entities) and based upon Contracts, arrangements or acts of Seller or an Acquired Entity which were in effect or occurred prior to the Effective Time and which relate to the business of the Acquired Entities. The party requesting documents or information pursuant to this Section shall pay all fees and expenses paid to unaffiliated third parties by the party providing such documents or information in connection with providing such information or document. In addition, following the Closing, the parties hereto shall cooperate fully with each other and make available to the other, as reasonably requested, and to any taxing authority, all information, records and documents relating to Tax liabilities or potential Tax liabilities and Tax basis of the Acquired Entities, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
     12.14 Further Assurance Clause. On and after the Closing Date, Seller, the Acquired Entities and Purchaser will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Purchaser in possession and operating control of the business of the Acquired Entities.
     12.15 Documents to be Provided to Purchaser. Wherever this Agreement requires that Seller provide or make available to Purchaser any documents or other information, Seller shall have complied with such requirement if it delivers all such documents and information under cover or correspondence conspicuously identifying the contents attached thereto or enclosed therewith as being provided pursuant to a particular Section of this Agreement.
[The following page is the signature page.]

     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Brent Turner
Name: Brent Turner
Title: Executive Vice President, Finance and Administration

FHC HEALTH SYSTEMS, INC.

By:	/s/ Ronald I. Dozoretz, M.D.

Name: Ronald I. Dozoretz, M.D.
Title: Chairman